Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF AUGUST 4, 2008

AMONG

UNOLA CORP.,

as Borrower,

THE LENDERS LISTED HEREIN,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lead Arranger

LA SALLE BANK NATIONAL ASSOCIATION,

as Syndication Agent

ING (U.S.) CAPITAL CORPORATION,

as Documentation Agent

TABLE OF CONTENTS

		Page No.
SECTION 1.	DEFINITIONS	2
1.1	Certain Defined Terms	2
1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	35
1.3	Other Definitional Provisions and Rules of Construction	35
SECTION 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS	36
2.1	Commitments; Making of Loans; the Register; Optional Notes	36
2.2	Interest on the Loans	44
2.3	Fees	48
2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranty	50
2.5	Use of Proceeds	60
2.6	Special Provisions Governing Eurodollar Rate Loans	60
2.7	Increased Costs; Taxes; Capital Adequacy	62
2.8	Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate	67
2.9	Replacement of a Lender	67
SECTION 3.	LETTERS OF CREDIT	68
3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein	68
3.2	Letter of Credit Fees	71
3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit	72
3.4	Obligations Absolute	75
3.5	Nature of Issuing Lenders’ Duties	76
SECTION 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT	77
4.1	Conditions to Effectiveness of Agreement	77
4.2	Conditions to Term Loans and Initial Revolving Loans and Swing Line Loans	77
4.3	Conditions to All Loans	84
4.4	Conditions to Letters of Credit	85

i

SECTION 5.	COMPANY’S REPRESENTATIONS AND WARRANTIES	85
5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	85
5.2	Authorization of Borrowing, etc.	86
5.3	Financial Condition	87
5.4	No Material Adverse Change; No Restricted Junior Payments	87
5.5	Title to Properties; Liens; Real Property; Intellectual Property	87
5.6	Litigation; Adverse Facts	88
5.7	Payment of Taxes	89
5.8	Performance of Agreements	89
5.9	Governmental Regulation	89
5.10	Securities Activities	89
5.11	Employee Benefit Plans	89
5.12	Certain Fees	90
5.13	Environmental Protection	90
5.14	Employee Matters	91
5.15	Solvency	91
5.16	Matters Relating to Collateral	91
5.17	Disclosure	92
5.18	Subordinated Indebtedness	93
5.19	Related Agreements	93
5.20	Reporting to IRS	93
5.21	Foreign Assets Control Regulations, etc.	93
SECTION 6.	COMPANY’S AFFIRMATIVE COVENANTS	94
6.1	Financial Statements and Other Reports	94
6.2	Existence, etc.	99
6.3	Payment of Taxes and Claims; Tax	99
6.4	Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds	99
6.5	Inspection Rights; Lender Meeting	101
6.6	Compliance with Laws, etc.	101
6.7	Environmental Matters	101

6.8	Execution of Guaranty and Personal Property Collateral Documents After the Closing Date	103
6.9	Matters Relating to Additional Real Property Collateral	104
6.10	Interest Rate Protection	104
6.11	Other Post-Closing Matters	105
SECTION 7.	COMPANY’S NEGATIVE COVENANTS	105
7.1	Indebtedness	105
7.2	Liens and Related Matters	107
7.3	Investments; Acquisitions	109
7.4	Contingent Obligations	112
7.5	Restricted Junior Payments	113
7.6	Financial Covenants	114
7.7	Restriction on Fundamental Changes; Asset Sales	116
7.8	Consolidated Capital Expenditures	118
7.9	Transactions with Shareholders and Affiliates	119
7.10	Sales and Lease-Backs	120
7.11	Conduct of Business	121
7.12	Fiscal Year	121
SECTION 8.	EVENTS OF DEFAULT	121
8.1	Failure to Make Payments When Due	121
8.2	Default in Other Agreements	121
8.3	Breach of Certain Covenants	122
8.4	Breach of Warranty	122
8.5	Other Defaults Under Loan Documents	122
8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.	122
8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.	123
8.8	Judgments and Attachments	123
8.9	Dissolution	123
8.10	Employee Benefit Plans	124
8.11	Change in Control	124
8.12	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations	124

8.13	Conduct of Business By Holdings	124
8.14	Conduct of Business By Dormant Subsidiaries	124
8.15	Failure to Consummate Acquisition or Merger	125
SECTION 9.	ADMINISTRATIVE AGENT	125
9.1	Appointment	125
9.2	Powers and Duties; General Immunity	127
9.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness	128
9.4	Right to Indemnity	129
9.5	Resignation of Agents; Successor Administrative Agent and Swing Line Lender	129
9.6	Collateral Documents and Guaranties	130
9.7	Duties of Other Agents	131
9.8	Administrative Agent May File Proofs of Claim	131
SECTION 10.	MISCELLANEOUS	132
10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit	132
10.2	Expenses	136
10.3	Indemnity	137
10.4	Set-Off	138
10.5	Ratable Sharing	139
10.6	Amendments and Waivers	139
10.7	Independence of Covenants	141
10.8	Notices; Effectiveness of Signatures	141
10.9	Survival of Representations, Warranties and Agreements	143
10.10	Failure or Indulgence Not Waiver; Remedies Cumulative	143
10.11	Marshalling; Payments Set Aside	143
10.12	Severability	144
10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver	144
10.14	Release of Security Interest or Guaranty	144
10.15	Applicable Law	145
10.16	Construction of Agreement; Nature of Relationship	145

10.17	Consent to Jurisdiction and Service of Process	145
10.18	Waiver of Jury Trial	146
10.19	Confidentiality	147
10.20	Counterparts; Effectiveness	148

Signature pages		S-1

v

EXHIBITS

I	FORM OF NOTICE OF BORROWING
II	FORM OF NOTICE OF CONVERSION/CONTINUATION
III	FORM OF REQUEST FOR ISSUANCE
IV	FORM OF TRANCHE A TERM NOTE
V	FORM OF TRANCHE B TERM NOTE
VI	FORM OF REVOLVING NOTE
VII	FORM OF SWING LINE NOTE
VIII	FORM OF COMPLIANCE CERTIFICATE
IX	FORM OF OPINION OF COMPANY COUNSEL
X	FORM OF ASSIGNMENT AGREEMENT
XI	FORM OF FINANCIAL CONDITION CERTIFICATE
XII	FORM OF GUARANTY
XIII	FORM OF SECURITY AGREEMENT
XIV	FORM OF MORTGAGE
XV	FORM OF NOTICE OF PREPAYMENT

SCHEDULES

2.1	COMMITMENTS
3.1	EXISTING LETTERS OF CREDIT
4.2K	CLOSING DATE MORTGAGED PROPERTIES
5.1	CORPORATE STRUCTURE
5.5B	REAL PROPERTY
5.5C	INTELLECTUAL PROPERTY
5.6	LITIGATION
5.11	CERTAIN EMPLOYEE BENEFIT PLANS
7.1	CERTAIN EXISTING INDEBTEDNESS
7.2	CERTAIN EXISTING LIENS
7.3	CERTAIN EXISTING INVESTMENTS
7.4	CERTAIN EXISTING CONTINGENT OBLIGATIONS

UNOLA CORP.

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is dated as of August 4, 2008 and entered into by and among UNOLA CORP., a Delaware corporation (“Acquisition Sub”), THE FINANCIAL INSTITUTIONS PARTY HERETO FROM TIME TO TIME (each individually referred to herein as a “Lender” and collectively as “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as sole lead arranger and sole book manager (in such capacity, “Lead Arranger”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for Lenders (in such capacity, “Administrative Agent”).

RECITALS

WHEREAS, at the Effective Time (capitalized terms used in these recitals without definition shall have the meanings assigned to such terms in Section 1), FTD Group, Inc. (“FTD”) shall be merged with and into Acquisition Sub, pursuant to the Merger Agreement, with FTD being the surviving corporation (the “Merger”) and becoming an indirect wholly-owned subsidiary of United Online, Inc. (“United Online”);

WHEREAS, Lenders, at the request of Acquisition Sub, have agreed to extend certain credit facilities to Acquisition Sub, the proceeds of which will be used together with the Cash proceeds of a capital contribution by Holdings, to (i) fund the Acquisition Financing Requirements and (ii) provide financing for working capital and other general corporate purposes of Company and its Subsidiaries;

WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of its real, personal and mixed property, including a pledge of all of the Capital Stock of its Domestic Subsidiaries and 66% of the Capital Stock of its first tier Foreign Subsidiaries; and

WHEREAS, Holdings and Subsidiary Guarantors have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of their real, personal and mixed property, including a pledge of all of the Capital Stock of their Domestic Subsidiaries and 66% of the Capital Stock of their first tier Foreign Subsidiaries:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders, Lead Arranger and Administrative Agent agree as follows:

Section 1.                                          DEFINITIONS

1.1                               Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquisition” means the transactions contemplated by the Merger Agreement.

“Acquisition Financing Requirements” means the aggregate amount of cash necessary to (i) finance the purchase price payable in connection with the Acquisition, (ii) consummate the Refinancing, and (iii) pay Transaction Costs.

“Acquisition Sub” has the meaning assigned to that term in the introduction to this Agreement.

“Additional Contributions” means the proceeds of equity issuances by Holdings and capital contributions by any direct or indirect shareholder of Holdings, contributed to Company after the Closing Date.

“Additional Mortgaged Property” has the meaning assigned to that term in subsection 6.9.

“Additional Mortgages” has the meaning assigned to that term in subsection 6.9.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliated Funds” means Funds that are administered, advised or managed by (i) a single entity or (ii) entities that are Affiliates.

“Agents” means Administrative Agent and Lead Arranger.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Approved Fund” means a Fund that is administered, advised or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” means the sale by Company or any of its Subsidiaries to any Person (other than Company or any of its wholly-owned Subsidiaries) pursuant to subsection 7.7(iv) of (i) any of the stock of any of Company’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business, (b) Cash Equivalents, (c) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection, and (d) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $1,000,000 or less).

“Assignment Agreement” means an Assignment and Assumption in substantially the form of Exhibit X annexed hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

“Beneficially Own” has the meaning assigned to that term in Rules 13d-3 and 13d-5 of the Exchange Act.  The term “Beneficial Owner” shall have a corresponding meaning.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease,” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock of or other equity interests in a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed or insured as to interest and principal by the United States Government or any agency or instrumentality thereof or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within two years after such date and having, at the time of the acquisition thereof, the one of the two highest ratings obtainable from either Standard & Poor’s Rating Services (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”) (or reasonably equivalent ratings of another internationally recognized rating agency); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) demand deposits, time deposits and certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that at the time of investment (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) repurchase agreements and reverse repurchase agreements with any Lender or any Affiliate thereof relating to marketable securities meeting the criteria set forth in clause (i) above; (vi) repurchase obligations with a term of not more than 28 days for underlying securities of the types described in clauses (i) and (v) above entered into with any financial institution meeting the qualifications specified in clause (iv) above; (vii) shares of any money market mutual fund that has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (vi) above; or (viii) with respect to Investments by any Foreign Subsidiary, any demand deposit account or other Investment having credit quality (in the reasonable judgment of Company) similar to the foregoing (taking into account Investments available to such Foreign Subsidiary in the jurisdiction in which such Foreign Subsidiary operates) and available for investment in the jurisdiction where such Foreign Subsidiary operates.

“Cash Merger Consideration” has the meaning given to that term in the Merger Agreement.

“Change in Control” means the occurrence of any one of the following:

(i)            Holdings at any time ceases to legally own and Beneficially Own and control 100% of the Voting Stock of Company;

(ii)           prior to an IPO, United Online ceases to Beneficially Own Voting Stock of Holdings representing a majority of the voting power (in an election of members of the Governing Body of Holdings) of the total outstanding Voting Stock of Holdings.;

(iii)          upon and following an IPO, (i) United Online ceases to Beneficially Own Voting Stock of Holdings representing more than 35% of the voting power (in an election of members of the Governing Body of Holdings) of the total outstanding Voting Stock of Holdings or (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than United Online and its wholly-owned Subsidiaries, is or becomes the Beneficial Owner of Voting Stock of Holdings representing a higher percentage of the voting power (in an election of members of the Governing Body of Holdings) of the total outstanding Voting Stock of Holdings than is Beneficially Owned by United Online and its wholly-owned Subsidiaries at such time; or

(iv)          upon and following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Governing Body of Holdings (together with any new members whose election to such Governing Body or whose nomination for election was approved by a vote of a majority of the members of the Governing Body of Holdings, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Governing Body of Holdings.

For purposes of this definition, a person shall not be deemed to have Beneficial Ownership of Capital Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (iii) any determination of a court or other Government Authority or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority.

“Class,” as applied to Lenders, means each of the following three classes of Lenders:  (i) Lenders having Revolving Loan Exposure, (ii) Lenders having Tranche A Term Loan Exposure and (iii) Lenders having Tranche B Term Loan Exposure.

“Closing Date” means the date on which the conditions precedent set forth in subsection 4.2 are satisfied (or waived, as applicable) and the initial Loans are made.

“Closing Date Certificate” means an Officer’s Certificate of Company, substantially in the form of Exhibit XVI annexed hereto.

“Closing Date Consolidated Adjusted EBITDA” means Consolidated Adjusted EBITDA; provided, however, that (i) the elements thereof shall be determined in conformity with GAAP as in effect on April 30, 2008, (ii) the amount of Transaction Costs to be included shall not exceed $10,000,000 in the aggregate, and (iii) the amount of (a) extraordinary losses, charges and expenses and (b) unusual or non-recurring losses, charges and expenses that would not be classified as unusual or non-recurring under Item 10(e) of Regulation S-K to be included shall not exceed $10,000,000 in the aggregate.

“Closing Date Mortgage Policies” has the meaning assigned to that term in subsection 4.2K.

“Closing Date Mortgaged Property” has the meaning assigned to that term in subsection 4.2K.

“Closing Date Mortgages” has the meaning assigned to that term in subsection 4.2K.

“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” has the meaning assigned to that term in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Foreign Pledge Agreements, the Mortgages and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

“Commitment Letter” has the meaning assigned to that term in subsection 4.2Q.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsections 2.1A and 3.3.

“Communications” has the meaning assigned to that term in subsection 10.8.

“Company” means (i) prior to the Merger, Acquisition Sub and (ii) upon consummation of the Merger, FTD.

“Company Effects” has the meaning assigned to that term in the Merger Agreement.

“Company Material Adverse Effect” has the meaning assigned to that term in the Merger Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VIII annexed hereto.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated June 2008 prepared by Lead Arranger relating to the credit facilities evidenced by this Agreement.

“Consolidated Adjusted EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense and any amounts referred to in subsection 2.3 payable on or before the Closing Date, (iii) provisions for Taxes based on income, (including provisions recorded to the extent necessary to permit any corporate parent (or any Affiliate of such corporate parent) to discharge the consolidated, combined or other group Tax liabilities of such corporate parent and its Subsidiaries), (iv) total depreciation expense, (v) total amortization expense, (vi) Transaction Costs, (vii) management or employee retention or incentive expenses under any Loan Party’s cliff bonus plan or any other bonus or incentive plan, (viii) any foreign currency translation or transaction gains or losses (including gains or losses related to currency remeasurements of indebtedness), (ix) all extraordinary, unusual or non-recurring losses, charges or expenses (minus any extraordinary, unusual or non-recurring gains (other than the proceeds of business interruption insurance)) (it being understood and agreed that Item 10(e) of Regulation S-K under the Securities Act of 1933 (“Regulation S-K”) shall not constitute a limitation on any such determination and unusual or non-recurring losses, charges, expenses or gains shall be determined by Company in good faith), (x) all other non-Cash items, including, without limitation, non-Cash stock compensation expenses for officers, directors, employees and consultants (other than any such non-Cash item to the extent it represents an accrual of or reserve for Cash expenditures in any future period), (xi) all expenses incurred in connection with the prepayment, amendment or refinancing of Indebtedness, and (xii) (A) any impairment charge or asset write-off or write-down, in each case relating to an intangible asset, pursuant to Financial Accounting Standards Board Statements No. 142 and No. 144, (B) the amortization of intangible assets arising pursuant to Financial Accounting Standards Board Statement No. 141, (C) the amortization or write-off deferred financing fees and (D) the amortization of other intangible assets, but only, in the case of clauses (ii) through (xii) above, to the extent deducted in the calculation of Consolidated Net Income, less non-Cash items added in the calculation of Consolidated Net Income (other than any such non-Cash items to the extent expected to result in the receipt of Cash payments in any future period), and all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP (as in effect on the Closing Date).  The foregoing notwithstanding, for purposes of determining Consolidated Adjusted EBITDA for any period that includes any of the months ended June 30, 2007, July 31, 2007, August 31, 2007, September 30, 2007, October 31, 2007, November 30, 2007, December 31, 2007, January 31, 2008, February 29, 2008, March 31, 2008, April 30, 2008, and May 31, 2008, Consolidated Adjusted EBITDA for such periods shall be deemed to be $6,900,000, $6,500,000, $6,700,000, $8,200,000, $7,600,000, $6,500,000, $11,100,000, $4,700,000, $11,300,000, $11,500,000, $6,700,000 and $17,300,000, respectively. Other than for purposes of calculating Consolidated Excess Cash Flow and Closing Date Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA shall be calculated on a Pro Forma Basis.  For periods prior to the Closing Date not referenced above, Consolidated Adjusted EBITDA shall be the Consolidated Adjusted EBITDA of FTD and its Subsidiaries for such period.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in Cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries minus the sum of the following to the extent included in calculating Consolidated Capital Expenditures during such period: (i) any Permitted Acquisition consummated during such period, (ii) capital expenditures in respect of the reinvestment of Net Asset Sale Proceeds in accordance with the terms of subsection 2.4B(iii)(a) during such period, and (iii) capital expenditures in respect of the reinvestment of Net Insurance/Condemnation Proceeds in accordance with the terms of subsection 6.4C during such period.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period (excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs)).

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of Capital Leases and Indebtedness of Company and its Subsidiaries.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts such period, of (a) Consolidated Cash Interest Expense, (b) scheduled repayments of the Term Loans, (c) current taxes based on income of Company and its Subsidiaries and paid in Cash with respect to such period (including payments under a tax sharing agreement entered into with an Affiliate of Company permitted by subsection 7.9), (d) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditure), (e) Permitted Acquisitions and other Investments permitted by subsection 7.3 net of Additional Contributions utilized for such purpose, (f) extraordinary Cash losses added in the calculations of Consolidated Adjusted EBITDA, (g) to the extent expensed in a prior Fiscal Year, the amount, if any, of cliff bonus payments made during such Fiscal Year, (h) other Cash expenses added in the calculation of Consolidated Adjusted EBITDA, or (i) RSU Payments.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Adjusted EBITDA for the consecutive four Fiscal Quarters ending on such day minus the sum of (a) current taxes based on income of Company and its Subsidiaries and paid in Cash with respect to such period and (b) the greater of Maintenance Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures) for such period and $8,000,000 to (ii) Consolidated Cash Interest Expense plus scheduled payments of Indebtedness (as such scheduled payments of Indebtedness may be reduced from time to time by voluntary and mandatory prepayments) for such period; provided, however, that for purposes of determining the Consolidated Fixed Charge Coverage Ratio as of the last day of the first three Fiscal Quarters following the Closing Date, Consolidated Cash Interest Expense and scheduled payments of Indebtedness shall be annualized by multiplying the sum of actual Consolidated Cash Interest Expense and scheduled payments of Indebtedness for the first Fiscal Quarter following the Closing Date by four, actual Consolidated Cash Interest Expense and scheduled payments of Indebtedness for the first two Fiscal Quarters following the Closing Date by two, and actual Consolidated Cash Interest Expense and scheduled payments of Indebtedness for the first three Fiscal Quarters following the Closing Date by 1.33.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis (after giving effect to all Interest Rate Agreements and payments received or made thereunder with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in subsection 2.3 payable on or before the Closing Date.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) as of such day (and without duplication), all indebtedness of Company and its Subsidiaries for borrowed money including but not limited to (a) senior bank Indebtedness, senior notes, and Subordinated Indebtedness, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) issued and outstanding letters of credit, (d) guarantees in respect of borrowed money, (e) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and any such obligations subject to the satisfaction of a condition or contingency but only to the extent of the portion of such obligations subject to such condition or contingency and only as long as such condition or contingency has not been satisfied), which purchase price is (1) due more than six months from the date of incurrence of the obligation in respect thereof or (2) evidenced by a note or similar written instrument, and (f) all Indebtedness secured by any Lien on any property or asset owned or held by Company or any of its Subsidiaries regardless of whether the Indebtedness secured thereby shall have been assumed by Company or such Subsidiary or is nonrecourse to the credit of Company or such Subsidiary (excluding insurance premium financing) to (ii) Consolidated Adjusted EBITDA for the consecutive four Fiscal Quarters ending on such day.  Notwithstanding anything herein to the contrary, the Subordinate Notes will not be deemed outstanding for the purpose of determining the Consolidated Leverage Ratio at any time following the legal or covenant defeasance of the Subordinated Notes.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries (provided, however, that the exclusion in this sub-clause (ii) shall not apply in connection with the calculation of any financial ratio to the extent otherwise provided in the related definitions), (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Employee Benefit Plan (other than a Multiemployer Plan), (v) non-Cash gains and losses attributable to the movement in the mark to market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133) and (vi) (to the extent not included in clauses (i) through (v) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contingent Obligation,” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under clauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the principal amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited or, if not stated, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contractual Obligation,” as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means an agreement, reasonably satisfactory in form and substance to Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Administrative Agent’s security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions or entitlement orders originated by Administrative Agent as to disposition of funds in such account, without further consent by Company or any Subsidiary.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Defaulted Loans” has the meaning assigned to that term in subsection 2.1C.

“Defaulting Lender” has the meaning assigned to that term in subsection 2.9.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Dissenting Common Stock” has the meaning assigned to that term in the Merger Agreement.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Dormant Subsidiaries” means each of (i) FTD International Corporation, a Delaware corporation, (ii) Value Network Service, Inc., a Delaware corporation, (iii) Flowers USA, Inc., a Connecticut corporation, (iv) FTD Holdings, Incorporated, a Delaware corporation and (v) Renaissance Greeting Cards, Inc., a Maine corporation.

“Effective Time” has the meaning assigned to that term in the Merger Agreement.

“Eligible Assignee” means (i) if the assignment includes assignment of a Tranche A Term Loan or a Tranche B Term Loan, (a) any Lender, (b) an Affiliate of any Lender, (c) an Approved Fund of any Lender and (d) any other Person approved by Administrative Agent and (ii) if the assignment includes assignment of a Revolving Loan Commitment, (a) any Revolving Lender and (b) any other Person approved by Administrative Agent, Issuing Bank, Swingline Lender and Company; provided that in each case, no approval of Company shall be required during the continuance of an Event of Default; provided further that none of Company, any Subsidiary of Company or any Person acting at the direction of Company or any Subsidiary shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, applicable Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health and industrial hygiene (as such matters related to Hazardous Materials), land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate,” as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Escrow” has the meaning given to that term in subsection 4.2N(iii).

“Escrowed Term Loans” has the meaning given to that term in subsection 2.1C.

“Eurodollar Rate” means, for any Interest Rate Determination Date, with respect to any Interest Period for a Eurodollar Rate Loan, the greater of (i) 3.00% per annum and (ii) the rate per annum obtained by dividing (a) the rate per annum determined by Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rate for deposits in Dollars (as set forth by any service selected by Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition the “Eurodollar Rate” shall be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by (b) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).  Each determination by Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

“Eurodollar Rate Margin” means the margin over the Eurodollar Rate used in determining the rate of interest of Eurodollar Rate Loans pursuant to subsection 2.2A.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Rate” means, as of any date of determination, the nominal rate of exchange of Administrative Agent in the New York foreign exchange market for the sale of the relevant currency in exchange for Dollars at 12:00 noon (San Francisco time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar.

“Excluded Assets” means (i) any equipment that is covered by a certificate of title, (ii) any foreign intellectual property, (iii) any deposit account or securities account of a Loan Party used solely for payroll, payroll taxes and other employee wage and benefit payments, or containing a principal balance of $2,000,000 or less, and (iv) any other assets as to which Administrative Agent shall determine in its sole discretion that the cost of obtaining or perfecting such lien on such assets is excessive in relation to the benefits to the Lenders of the security afforded thereby.

“Excluded Perfection Assets” means (i) any equipment that is covered by a certificate of title, (ii) any foreign intellectual property, (iii) any deposit account or securities account of a Loan Party used solely for payroll, payroll taxes and other employee wage and benefit payments, or containing a principal balance of $2,000,000 or less, (iv) any assets, the perfection of which requires action other than the filing of a UCC financing statement, and (v) any other assets as to which Administrative Agent shall determine in its sole discretion that the cost of obtaining or perfecting such lien on such assets is excessive in relation to the benefits to the Lenders of the security afforded thereby.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Company hereunder (i) taxes that are imposed on the overall net income (however denominated) and franchise taxes imposed in lieu thereof (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized, has its principal office, maintains its applicable lending office, or otherwise engages in business, or (c) by any Government Authority solely as a result of a present or former connection between such recipient and the jurisdiction of such Government Authority (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Company is located, and (iii) in the case of a Lender (other than an assignee pursuant to a request of Company under subsection 2.9), any withholding tax that (x) is imposed on amounts payable to such Lender at the time it becomes a party hereto (or designates a new lending office) or (y) is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with its obligations under subsection 2.7B(iv), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Company with respect to such withholding tax pursuant to subsection 2.7B.

“Existing Credit Agreement” means that certain First Amended and Restated Credit Agreement dated as of August 7, 2006 among FTD, Inc., the lenders party thereto from time to time, Wells Fargo, as administrative agent, Mizuho Corporate Bank, Ltd. and ING Capital LLC, as co-syndication agents, and BMO Capital Markets, as documentation agent.

“Existing Letters of Credit” means those letters of credit set forth on Schedule 3.1.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Fee Letter” has the meaning assigned to that term in subsection 4.2Q.

“Financial Officer” means the chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of a corporation, partnership, trust or limited liability company.

“Financial Plan” has the meaning assigned to that term in subsection 6.1(xiii).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to clauses (i)-(vi) of subsection 7.2A) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2A) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on June 30 of each calendar year (or, if Company changes its fiscal year, December 31 of each calendar year).  For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“Flood Hazard Property” means a Closing Date Mortgaged Property or an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Company is resident for tax purposes.  For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee benefit plan maintained by Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any

Government Authority other than the United States, any state thereof or any other political subdivision thereof.

“Foreign Pledge Agreement” means each pledge agreement or similar instrument governed by the laws of a country other than the United States, executed on the Closing Date or from time to time thereafter in accordance with subsection 6.8 by Company or any Subsidiary Guarantor that owns Capital Stock of one or more Foreign Subsidiaries organized in such country, in form and substance satisfactory to Administrative Agent.

“Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.

“FTD” has the meaning assigned to that term in the recitals of this Agreement.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding and Payment Office” means (i) the office of Administrative Agent and Swing Line Lender located at 201 Third Street, Eighth Floor, MAC A0187-08A San Francisco, California 94103 or (ii) such other office of Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Company and each Lender.

“Funding Date” means the date of funding of a Loan.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, accounting principles generally accepted in the United States set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Granting Lender” has the meaning assigned to that term in subsection 10.1B(iv).

“Guaranty” means the Guaranty substantially in the form of Exhibit XII annexed hereto.

“Hazardous Materials” means:  (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances,” or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, location, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Hedging Obligations” means obligations under or with respect to Hedge Agreements.

“Holdings” means UNOL Intermediate, Inc., a Delaware corporation.

“Indebtedness,” as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than trade payables in the ordinary course), (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, trade payables or any such obligations which are not reflected as a liability on Company’s balance sheet under GAAP), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) Synthetic Lease Obligations, and (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.  Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes owned or held by, or used in the conduct of the business of, Company or its Subsidiaries.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or a multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date,” with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements; provided, however, that Investment shall not include prepaid expenses of any Person incurred and prepaid in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (but with deductions for all amounts received in Cash or Cash Equivalents with respect to such Investment, whether as principal, dividends, interest or otherwise).

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on, or evidence the interest of Administrative Agent and Lenders in, any IP Collateral.

“IPO” means the first underwritten public offering by any Loan Party of its Capital Stock after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Issuing Lender,” with respect to any Letter of Credit, means the Revolving Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii) or, with respect to Existing Letters of Credit, the applicable Revolving Lender that issued such Existing Letter of Credit.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Lead Arranger” has the meaning given to that term in the introductory paragraph of this Agreement.

“Leasehold Property” means any leasehold interest of any Loan Party (other than a Foreign Subsidiary) as lessee under any lease of real property.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders,” when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Letter of Credit” or “Letters of Credit” means (i) Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 3.1 and (ii) the Existing Letters of Credit.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company.  For purposes of this definition, any amount described in clause (i) or (ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

“Lien” means any lien, mortgage, pledge, assignment for security, or security interest, charge or encumbrance intended for security (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest other than in connection with the refinancing of all Obligations) and any trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the Loans made by Lenders to Company pursuant to subsection 2.1A.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Guaranties and the Collateral Documents.

“Loan Party” means each of Holdings, Company and any of Company’s Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Maintenance Consolidated Capital Expenditures” means any Consolidated Capital Expenditures by Company or any of its Subsidiaries that are made to maintain, repair or replace (with assets of the same general type, quality and purpose), in the ordinary course of business, the condition or usefulness of property of Company and its Subsidiaries, but that are not properly chargeable to repairs and maintenance in accordance with GAAP, and excluding any Consolidated Capital Expenditures which add to or improve the value or usefulness of any such property.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect (i) upon the business operations, assets or financial condition of Holdings and its Subsidiaries taken as a whole or (ii) upon the ability of any Loan Party to satisfy, or of Administrative Agent or Lenders to enforce, the Obligations.

“Maximum Consolidated Capital Expenditures Amount” has the meaning assigned to that term in subsection 7.8.

“Merger” has the meaning assigned to that term in the recitals to this Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of April 30, 2008, by and among United Online, Acquisition Sub and FTD.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, substantially in the form of Exhibit XIV annexed hereto or in such other form as may be approved by Administrative Agent in its reasonable discretion, in each case with such reasonable changes thereto as may be recommended by Administrative Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form reasonably satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage.

“Mortgages” means all such instruments, including the Closing Date Mortgages and any Additional Mortgages, collectively.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds,” with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide costs incurred in connection with such Asset Sale, including (i) taxes reasonably paid or estimated to be actually payable within two years of the date of such Asset Sale (whether by Company, any Subsidiary of Company or any parent of Company or pursuant to a tax sharing agreement entered into with an Affiliate of Company permitted by subsection 7.9) as a result of any gain recognized in connection with such Asset Sale, (ii) legal, consulting or other fees incurred or sales or use taxes paid or payable in connection with such Asset Sale, (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (b) actually paid at or within 30 days of the time of receipt of such Cash payment to a Person that is not an Affiliate of any Loan Party or of any Affiliate of a Loan Party, and (iv) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided, however, that Net Asset Sale Proceeds shall not include any Cash payments received from any Asset Sale by a Foreign Subsidiary unless such proceeds may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without (in the reasonable judgment of Company) resulting in a material Tax liability to Company.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by Company or any of its Domestic Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any taxes paid or estimated to be actually payable within two years of the date of such event (whether by Company, any Subsidiary of Company or any parent of Company or pursuant to a tax sharing agreement entered into with an Affiliate of Company permitted by subsection 7.9) as a result of any gain recognized in connection with such event and actual and reasonable documented costs and expenses incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof.

“Net Securities Proceeds” means the Cash proceeds (net of underwriting discounts and commissions and other costs and expenses associated therewith, including reasonable legal fees and expenses and taxes paid or payable) from the (i) issuance of Capital Stock of or incurrence of Indebtedness by Holdings, Company or any of its Subsidiaries and (ii) capital contributions made by a holder of Capital Stock of Holdings.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.9.

“Non-Pro Rata Basket” has the meaning assigned to that term in subsection 2.4B(iv)(a).

“Notes” means one or more of the Tranche A Term Notes, Tranche B Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Notice of Prepayment” means a notice substantially in the form of Exhibit XV annexed hereto.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise, including post-petition interest on such amounts accruing subsequent to, and interest that would have accrued but for the commencement of a proceeding under the Bankruptcy Code (whether or not such interest is allowed as a claim in such proceeding).

“Officer’s Certificate,” as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Responsible Officers of such Person or one or more Responsible Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Operating Lease,” as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Organizational Documents” means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“Patriot Act” means the Uniting and Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and, for purposes of subsection 8.10, any Foreign Plan.

“Permitted Acquisition” means the acquisition of all or substantially all of the assets of any Person, all or substantially all of a division or line of business of any Person or more than 50% of the Capital Stock of any Person, in each case, excluding the Acquisition.

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien imposed by a Government Authority in connection with any Foreign Plan, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

(i)            Liens for taxes, fees, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii)           Liens of landlords for unpaid rent, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen (and similar contractual Liens of such Persons), and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any material portion of the Collateral on account of such Lien;

(iii)          Liens incurred on or deposits of Cash or Cash Equivalents made in the ordinary course of business in connection with (or to secure letters of credit or bankers acceptances issued in connection with) workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of the Collateral on account thereof;

(iv)          any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v)           licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of the Collateral as security for the Obligations;

(vi)          easements, rights-of-way, restrictions, access agreements, licenses, encroachments, and other exceptions to and/or defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

(vii)         any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)        Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement and, subject to subsection 6.11, UCC financing statements previously filed and not yet terminated in connection with Indebtedness that has been repaid;

(ix)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)            any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

(xi)           Liens granted pursuant to the Collateral Documents;

(xii)          Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries;

(xiii)         Liens incurred in the ordinary course of business on Securities to secure repurchase and reverse repurchase obligations in respect of such Securities;

(xiv)         exceptions to title disclosed by a title policy, preliminary title report or certificate of title delivered to Administrative Agent other than Liens securing Indebtedness prohibited by subsection 7.1 or Contingent Obligations prohibited by subsection 7.4;

(xv)          Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers and Liens on insurance policies or proceeds thereof securing obligations relating to the financing of insurance premiums;

(xvi)         Liens on any cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted by subsection 7.3;

(xvii)        the existence of an “equal and ratable” clause in any Subordinated Indebtedness (but not any security interests granted pursuant thereto);

(xviii)       Liens on amounts deposited to defease the Subordinated Notes or amounts held by the paying agent in connection with the tender for the Subordinated Notes; and

(xiv)         Liens securing Indebtedness in respect of sale and lease-back transactions permitted by subsection 7.10.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Platform” means an electronic delivery system, such as IntraLinks or a substantially similar electronic system.

“Pledged Collateral” means, collectively, the “Pledged Collateral” as defined in the Security Agreement and any Foreign Pledge Agreement.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Pricing Certificate” means an Officer’s Certificate of Company certifying the Consolidated Leverage Ratio as at the last day of any Fiscal Quarter and setting forth the calculation of such Consolidated Leverage Ratio in reasonable detail.

“Prime Rate” means the rate that Wells Fargo announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (i) any proposed Permitted Acquisition, (ii) any Asset Sale of a Subsidiary or operating entity for which historical financial statements for the relevant period are available or (iii) any incurrence of Indebtedness to the extent such incurrence is for the purpose of financing any proposed Permitted Acquisition (including pro forma adjustments arising out of events which are directly attributable to the proposed Permitted Acquisition, Asset Sale or incurrence of Indebtedness, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Staff of the Securities and Exchange Commission, and such other adjustments as are reasonably satisfactory to Administrative Agent and Company, in each case as certified by a Financial Officer of Company) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of Company and its Subsidiaries, which shall be reformulated as if such Permitted Acquisitions or Asset Sale, and all other Permitted Acquisitions or Asset Sales that have been consummated during the period, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

“Pro Forma Compliance” means, at any date of determination, that Company shall be in pro forma compliance with any or all of the covenants set forth in subsections 7.6A and 7.6B as applicable, as of the date of such determination or the last day of the most recently completed Fiscal Quarter, as the case may be (computed on the basis of (i) balance sheet amounts as of such date and (ii) income statement amounts for the most recently completed period of four consecutive Fiscal Quarters for which financial statements shall have been delivered to Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche A Term Loan Commitment or the Tranche A Term Loan of any Lender, the percentage obtained by dividing (x) the Tranche A Term Loan Exposure of that Lender by (y) the aggregate Tranche A Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Tranche B Term Loan Commitment or the Tranche B Term Loan of any Lender, the percentage obtained by dividing (x) the Tranche B Term Loan Exposure of that Lender by (y) the aggregate Tranche B Term Loan Exposure of all Lenders, (iii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iv) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Tranche A Term Loan Exposure of that Lender plus the Tranche B Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Tranche A Term Loan Exposure of all Lenders plus the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.  The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii), (iii) and (iv) of the preceding sentence is, as of the Signing Date, set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“Real Property Asset” means, at any time of determination, any interest then owned by any Loan Party (other than any Foreign Subsidiary) in any real property.

“Refinancing” means (i) the repayment of all amounts outstanding under the Existing Credit Agreement (except for the Existing Letters of Credit) and (ii) the acquisition by Company of its 7.75% senior subordinated notes pursuant to a tender offer and consent solicitation and the legal or covenant defeasance of any such notes not so acquired in such tender offer.

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(iv).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Request for Issuance” means a request substantially in the form of Exhibit III annexed hereto.

“Requisite Class Lenders” means, at any time of determination (i) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders, (ii) for the Class of Lenders having Tranche A Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Tranche A Term Loan Exposure of all Lenders, and (iii) for the Class of Lenders having Tranche B Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Tranche B Term Loan Exposure of all Lenders.

“Requisite Lenders” means Lenders having or holding more than 50% of the sum of the aggregate Tranche A Term Loan Exposure of all Lenders plus the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

“Responsible Officer” means the president, chief executive officer, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company or Holdings now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company or Holdings now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company or Holdings now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan Commitment” means the commitment of a Revolving Lender to make Revolving Loans to Company pursuant to subsection 2.1A(iii), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

“Revolving Loan Commitment Termination Date” means the fifth anniversary of the Closing Date.

“Revolving Loan Exposure,” with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other Revolving Lenders) plus (e) the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the Loans made by Revolving Lenders to Company pursuant to subsection 2.1A(iii).

“Revolving Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit VI annexed hereto.

“RSU Payments” means payments by Company or Restricted Junior Payments made by Company to Holdings (i) to reimburse United Online for the purchase of, or for Holdings to purchase, restricted stock or restricted stock units of United Online granted to employees, directors and officers of Holdings, Company and its Subsidiaries for the purpose of satisfying withholding tax obligations related to the vesting of restricted stock or restricted stock units of such employees, directors and officers in an aggregate amount not to exceed $2,500,000 per calendar year and (ii) with respect to (or to reimburse United Online for) dividends and distributions (and similar payments) paid in respect of restricted stock or restricted stock units (and payments to satisfy withholding tax obligations related thereto) of United Online granted to officers, directors or employees of Holdings, Company and its Subsidiaries in an aggregate amount not to exceed $2,500,000 per calendar year.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit XIII annexed hereto.

“Significant Subsidiary” means any Subsidiary now existing or hereafter acquired or formed by Company which, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recent Fiscal Year accounted for more than 5% of the consolidated revenues of Company and its Subsidiaries or (ii) as at the end of such Fiscal Year, was the owner of more than 5% of the consolidated assets of Company and its Subsidiaries.

“Signing Date” means August 4, 2008.

“Solvent,” with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning assigned to that term in subsection 10.1B(iv).

“Specified Representations” means (i) the representations set forth in subsections 5.1A, 5.2A, 5.2D, 5.10 and 5.16A, (ii) the representation that all written information, other than the Projections, forward looking information and information of a general economic or industry nature, which has been made available to Administrative Agent or Lenders by United Online or any of its representatives in connection with the Transactions is, when taken as a whole, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made, and (iii) the representation that all financial projections concerning FTD and its Subsidiaries that have been made available to Administrative Agent or Lenders by United Online or any of its representatives in connection with the Transactions (the “Projections”) have been prepared in good faith based upon assumptions that were believed by the preparer thereof to be reasonable at the time made, it being understood and agreed that the Projections are not a guarantee of financial performance and actual results may differ from the Projections and such differences may be material.

“Standby Letter of Credit” means any letter of credit or similar instrument other than a Commercial Letter of Credit.

“Subject Lender” has the meaning assigned to that term in subsection 2.9.

“Subordinated Indebtedness” means (i) the Subordinated Notes and (ii) any Indebtedness of Company incurred from time to time and subordinated in right of payment to the Obligations.

“Subordinated Note Indenture” means the indenture, pursuant to which the Subordinated Notes were issued.

“Subordinated Notes” means the 7.75% Senior Subordinated Notes due 2014 issued pursuant to the Subordinated Note Indenture.

“Subsidiary,” with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means any Subsidiary of Company that executes and delivers a counterpart of the Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.  For the avoidance of doubt, in no event shall any Dormant Subsidiary or Interflora, Inc. be a Subsidiary Guarantor.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Swap Counterparty” means any person that was a Lender or an Affiliate of a Lender at the time that it entered into a Hedge Agreement with Company or one of its Subsidiaries, the obligations under which are secured pursuant to the Collateral Documents and guarantied pursuant to the Guaranty.

“Swing Line Lender” means Wells Fargo, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iv).

“Swing Line Loans” means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iv).

“Swing Line Note” means any promissory note of Company issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit VII annexed hereto.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge imposed, levied, collected, withheld or assessed by any Government Authority, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Term Loans” means, collectively, the Tranche A Term Loans and the Tranche B Term Loans.

“Title Company” means one or more title insurance companies reasonably satisfactory to Administrative Agent.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

“Tranche A Term Loan Commitment” means the commitment of a Lender to make a Tranche A Term Loan to Company pursuant to subsection 2.1A(i), and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche A Term Loan Exposure,” with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Tranche A Term Loans, the amount of that Lender’s Tranche A Term Loan Commitment, and (ii), after the funding of the Tranche A Term Loans, the outstanding principal amount of the Tranche A Term Loan of that Lender.

“Tranche A Term Loan Maturity Date” means the fifth anniversary of the Closing Date.

“Tranche A Term Loans” means the Loans made by Lenders to Company pursuant to subsection 2.1A(i).

“Tranche A Term Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Tranche A Term Loans of any Lenders, substantially in the form of Exhibit IV annexed hereto.

“Tranche B Term Loan Commitment” means the commitment of a Lender to make a Tranche B Term Loan to Company pursuant to subsection 2.1A(ii), and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Tranche B Term Loan Exposure,” with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Tranche B Term Loans, the amount of that Lender’s Tranche B Term Loan Commitment and (ii) after the funding of the Tranche B Term Loans, the outstanding principal amount of the Tranche B Term Loan of that Lender.

“Tranche B Term Loan Maturity Date” means the sixth anniversary of the Closing Date.

“Tranche B Term Loans” means the Loans made by Lenders to Company pursuant to subsection 2.1A(ii).

“Tranche B Term Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Tranche B Term Loans of any Lenders, substantially in the form of Exhibit V annexed hereto.

“Transaction” means the Acquisition, Merger, refinancing of all Indebtedness outstanding under the Existing Credit Agreement and other related transactions.

“Transaction Costs” means the fees, costs and expenses payable by Holdings or any of its Subsidiaries in connection with the Transaction.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“United Online” means United Online, Inc., a Delaware corporation.

“Voting Stock” means, with respect to any Person, any issued and outstanding shares of Capital Stock of such Person entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of such Person.

“Wells Fargo” means Wells Fargo Bank, National Association.

1.2          Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (ii), (iii), (iv) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(vi)).  Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3.  If Company elects to change its accounting practices during the term of this Agreement, or if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in accounting practices or GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP or such accounting practices prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(vi).

1.3          Other Definitional Provisions and Rules of Construction.

A.            Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.            References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C.            The use in any of the Loan Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D.            References to any Person shall mean such Person and its successors and assigns.

E.             Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

F.             For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determination of required actions or circumstances depends upon compliance with, or is determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the applicable Exchange Rate with respect to the date of such transaction or determination or the date Company or any of its Subsidiaries enters into a definitive agreement with respect to a transaction (as determined by Company) and shall not be affected by subsequent fluctuations in the Exchange Rate.  For purposes of determining compliance with any Dollar denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the applicable Exchange Rate with respect to the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar-equivalent ), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated based on the applicable Exchange Rate with respect to the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the Dollar- equivalent principal amount of such refinancing Indebtedness does not exceed the Dollar-equivalent principal amount of such Indebtedness being refinanced (plus the amount of interest, fees and expenses associated therewith).  Notwithstanding any other provision of this Agreement, (i) the maximum amount of Indebtedness that Company or any Subsidiary may incur shall not be deemed to be exceeded solely as a result of fluctuations in the Exchange Rate, (ii) this provision shall not apply to the calculation of the Consolidated Leverage Ratio, and (iii) in the event that the Dollar-equivalent principal amount of Indebtedness that Company and its Subsidiaries has incurred exceeds the maximum amount of permitted Indebtedness under any clause of subsection 7.1 at any time as a result of fluctuations in the applicable Exchange Rate, no additional Indebtedness (other than the refinancing of existing Indebtedness as provided above) may be incurred under such clause until such maximum amount is no longer exceeded.

Section 2.              AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1          Commitments; Making of Loans; the Register; Optional Notes.

A.            Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans as described in subsections 2.1A(i), 2.1A(ii) and 2.1A(iii) and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(iv).

(i)            Tranche A Term Loans.  Each Lender that has a Tranche A Term Loan Commitment severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche A Term Loan

Commitments to be used for the purposes identified in subsection 2.5A.  The amount of each Lender’s Tranche A Term Loan Commitment, as of the Signing Date, is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Tranche A Term Loan Commitments is $75,000,000; provided that the amount of the Tranche A Term Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Tranche A Term Loan Commitment pursuant to subsection 10.1B.  Each Lender’s Tranche A Term Loan Commitment shall expire immediately and without further action at 4:30 p.m. (New York time), on October 30, 2008 if the Tranche A Term Loans are not made on or before that date.  Company may make only one borrowing under the Tranche A Term Loan Commitments.  Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

(ii)           Tranche B Term Loans.  Each Lender that has a Tranche B Term Loan Commitment severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche B Term Loan Commitments to be used for the purposes identified in subsection 2.5A.  The amount of each Lender’s Tranche B Term Loan Commitment, as of the Signing Date, is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Tranche B Term Loan Commitments is $300,000,000; provided that the amount of the Tranche B Term Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Tranche B Term Loan Commitment pursuant to subsection 10.1B.  Each Lender’s Tranche B Term Loan Commitment shall expire immediately and without further action on at 4:30 p.m. (New York time), October 30, 2008 if the Tranche B Term Loans are not made on or before that date.  Company may make only one borrowing under the Tranche B Term Loan Commitments.  Amounts borrowed under this subsection 2.1A(ii) and subsequently repaid or prepaid may not be reborrowed.

(iii)          Revolving Loans.  Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B.  The original amount of each Revolving Lender’s Revolving Loan Commitment, as of the Signing Date, is set forth opposite its name on Schedule 2.1 annexed hereto and the original Revolving Loan Commitment Amount is $50,000,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4.  Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan

Commitments shall be paid in full no later than that date; provided that each Revolving Lender’s Revolving Loan Commitment shall expire immediately and without further action at 4:30 p.m. (New York time), on October 30, 2008 if the Term Loans are not made on or before that date.  Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.

(iv)          Swing Line Loans.

(a)           General Provisions.  Swing Line Lender hereby agrees, subject to the limitations set forth in the last paragraph of subsection 2.1A(iii) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment.  The original amount of the Swing Line Loan Commitment is $5,000,000; provided that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender.  The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; provided that the Swing Line Loan Commitment shall expire immediately and without further action on at 4:30 p.m. (New York time), October 30, 2008 if the Term Loans are not made on or before that date.  Amounts borrowed under this subsection 2.1A(iv) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

(b)           Swing Line Loan Prepayment with Proceeds of Revolving Loans.  With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 10:00 a.m. (San Francisco time) on the first Business Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given.  Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender.  Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

(c)           Swing Line Loan Assignments.  On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase an assignment of such Swing Line Loan in an amount equal to its Pro Rata Share.  If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, upon notice from Swing Line Lender as provided below, each Revolving Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loan together with accrued interest thereon.  Upon one Business Day’s notice from Swing Line

Lender, each Revolving Lender shall deliver to Swing Line Lender such amount in same day funds at the Funding and Payment Office.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender.  In the event any Revolving Lender fails to make available to Swing Line Lender any amount as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  In the event Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of assignments as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

(d)           Revolving Lenders’ Obligations.  Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iv)(b) and each Revolving Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

B.         Borrowing Mechanics.  Loans made on any Funding Date (other than Swing Line Loans, Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iv) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $1,000,000 and multiples of $100,000 in excess of that amount; provided that Loans made as Eurodollar Rate Loans shall be in an aggregate minimum amount of $2,000,000 and multiples of $100,000 in excess of that amount.  Swing Line Loans made on any

Funding Date shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount.  Whenever Company desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 11:00 a.m. (San Francisco time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan).  Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 12:00 noon (San Francisco time) on the proposed Funding Date.  Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D.  In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Responsible Officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

Notwithstanding the foregoing provisions of this subsection 2.1B, if Administrative Agent receives a duly executed Notice of Borrowing at least three Business Days in advance of the Closing Date, all Loans made on the Closing Date shall be Eurodollar Rate Loans.  If Administrative Agent does not receive a duly executed Notice of Borrowing at least three Business Days in advance of the Closing Date, all Loans made on the Closing Date shall be Base Rate Loans that may not be converted into a Eurodollar Rate Loan until the earlier of the fifteenth day after the Closing Date and the date specified by Administrative Agent to Company on which the primary syndication of the Loans has been completed.

C.            Disbursement of Funds.  All Term Loans and Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that, except as provided in the succeeding sentence, (i) neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor (ii) shall the amount of the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.  Anything to the contrary herein notwithstanding, if the conditions set forth in subsection 4.2 have been satisfied or waived and any Lender fails to timely make its Pro Rata Share of the Loans requested by Company to be made on the date on which the Merger is scheduled to occur (such Loans, the “Defaulted Loans”), Wells Fargo shall make Loans to Company in an amount equal to the Defaulted Loans.  In such event, such Lender which has failed to fund its Loans shall be deemed to have assigned its Commitments to Wells Fargo.  No such funding of Defaulted Loans by Wells Fargo shall relieve any Lender that has failed to fund its Loans from liability to Company or Wells Fargo.  Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan or Swing Line Lender, as the case may be, of the proposed borrowing.  Each such Lender (other than Swing Line Lender) shall make the amount of its Loan available to Administrative Agent not later than 1:00 p.m. (San Francisco time) on the applicable Funding Date (provided that with respect to Loans made on the Closing Date, such time shall be 10:00 a.m. (San Francisco time), and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (San Francisco time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office.  Except as provided in subsection 2.1A(iv) and subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.2 (in the case of Loans made on the Closing Date) and 4.3 (in the case of all Loans other than Loans made on the Closing Date), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders (and all Loans required to be made by Wells Fargo on the Closing Date as a result of Defaulted Loans) to be credited to the account of Company at the Funding and Payment Office; provided, however, that if an Escrow is established pursuant to subsection 4.2N(iii), Administrative Agent, shall deposit in the Escrow proceeds of the Tranche B Term Loans made on the Closing Date in an amount equal to the Cash Merger Consideration that would have been payable in respect of all Dissenting Common Stock (the “Escrowed Term Loans”).  The Escrowed Term Loans shall be released from the Escrow on the earlier of (i) the settlement or resolution of the appraisal proceedings with respect to any particular holder of Dissenting Common Stock in proportion to the amount of Dissenting Common Stock for which such resolution or settlement relates and (ii) the one year anniversary of the Closing Date.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but, except in the case of Defaulted Loans, shall not be obligated to, make available to Company a corresponding amount on such Funding Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans; provided that this sentence shall not apply to Defaulted Loans.  Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D.            The Register.  Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company and Lenders upon reasonable prior notice at reasonable times) at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and, to the extent Administrative Agent has received notice of participation, Participants and the respective amounts of the Tranche A Term Loan Commitment, Tranche B Term Loan Commitment, Revolving Loan Commitment, Swing Line Loan Commitment, Tranche A Term Loan, Tranche B Term Loan, Revolving Loans and Swing Line Loans of each Lender and, to the extent Administrative Agent has received notice of participation, Participant from time to time (the “Register”).  Company, Administrative Agent and Lenders shall, absent manifest error, deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.  Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records.  Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E.             Optional Notes.  If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Tranche A Term Loan, Tranche B Term Loan, Revolving Loans or Swing Line Loans, substantially in the form of Exhibit IV, Exhibit V, Exhibit VI or Exhibit VII annexed hereto, respectively, with appropriate insertions.

2.2          Interest on the Loans.

A.            Rate of Interest.  Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate.  Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate.  The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B (subject to the last sentence of subsection 2.1B), and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D (subject to the last sentence of subsection 2.1B).  If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i)            Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Tranche A Term Loans and the Revolving Loans shall bear interest through maturity as follows:

(a)           if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(v); or

(b)           if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(v):

	Consolidated Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin
Greater than	3.25:1.00	3.50%	2.50%
Greater than but less than or equal to	2.25:1.00 3.25:1.00	3.00%	2.00%
Greater than but less than or equal to	1.75:1.00 2.25:1.00	2.50%	1.50%
Less than	1.75:1.00	2.00%	1.00%

provided that, for the first two full Fiscal Quarters after the Closing Date, the applicable margin for Tranche A Term Loans and Revolving Loans that are Eurodollar Rate Loans shall be 3.50% per annum and for Tranche A Term Loans and Revolving Loans that are Base Rate Loans shall be 2.50% per annum.

(ii)           Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Tranche B Term Loans shall bear interest through maturity as follows:

(a)           if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(v); or

(b)           if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(v):

	Consolidated Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin
Greater than or equal to	2.50:1.00	4.50%	3.50%
Less than	2.50:1.00	4.25%	3.25%

provided that, for the first two full Fiscal Quarters after the Closing Date, the applicable margin for Tranche B Term Loans that are Eurodollar Rate Loans shall be 4.50% per annum and for Tranche B Term Loans that are Base Rate Loans shall be 3.50% per annum.

(iii)          Upon delivery of the Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(v), the Base Rate Margin and the Eurodollar Rate

Margin shall automatically be adjusted, such adjustment to become effective on the third succeeding Business Day following the receipt by Administrative Agent of such Pricing Certificate (subject to the provisions of the foregoing clauses (i) and (ii)); provided that, if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(v), from the time such Pricing Certificate was required to be delivered until the third Business Day succeeding delivery of such Pricing Certificate, the applicable margins shall be the maximum percentage amount for the relevant Loan set forth above.

(iv)          Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the applicable Base Rate Margin for Revolving Loans minus a rate equal to the commitment fee percentage then in effect as determined pursuant to subsection 2.3A.

B.            Interest Periods.  In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, a one, two, three or six month period; provided that:

(i)            the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii)           in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)          if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v)           no Interest Period with respect to any portion of the Tranche A Term Loans shall extend beyond the Tranche A Term Loan Maturity Date, no Interest Period with respect to any portion of the Tranche B Term Loans shall extend beyond the Tranche B Term Loan Maturity Date, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi)          no Interest Period with respect to any type of Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of such type of Term Loans, unless the sum of (a) the aggregate principal amount of such type of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such type of Term Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such type of Term Loans on such date;

(vii)         there shall be no more than ten Interest Periods outstanding at any time; and

(viii)        in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

C.            Interest Payments.  Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity of that Loan (including final maturity of that Loan); provided that, in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D.            Conversion or Continuation.  Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $2,000,000 and multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 11:00 a.m. (San Francisco time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of

Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.  Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

E.             Default Rate.  From and after the occurrence and during the continuation of any Event of Default under subsection 8.1, 8.3 (with respect to failure of Company to perform or comply with any term or condition contained in Section 7 of this Agreement), 8.6 or 8.7, upon election by Administrative Agent or Requisite Lenders, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall, commencing with the date of the occurrence of such Event of Default, bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans that are Revolving Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F.             Computation of Interest.  Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G.            Maximum Rate.  Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3        Fees.

A.            Commitment Fees.  Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share,

commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitment Amount over the sum of (i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Letter of Credit Usage multiplied by a rate per annum equal to the percentage set forth in the table below opposite the Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(v):

	Consolidated Leverage Ratio	Commitment Fee Percentage
Greater than	3.25:1.00	0.50%
Greater than but less than or equal to	2.25:1.00 3.25:1.00	0.40%

Greater than but less than or equal to	1.75:1.00 2.25:1.00	0.30%
Less than	1.75:1.00	0.25%

such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date; provided that for the first two full Fiscal Quarters after the Closing Date, the applicable commitment fee percentage shall be 0.50% per annum.  Upon delivery of the Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(v), the applicable commitment fee percentage shall automatically be adjusted, such adjustment to become effective on the third succeeding Business Day following the receipt by Administrative Agent of such Pricing Certificate; provided that, if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(v), from the time such Pricing Certificate was required to be delivered until delivery of such Pricing Certificate, the applicable commitment fee percentage shall be the maximum percentage amount set forth above.

B.            Other Fees.  Company agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent.

2.4          Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranty.

A.            Scheduled Payments of Term Loans.

(i)            Scheduled Payments of Tranche A Term Loans.  Company shall make principal payments on the Tranche A Term Loans in installments on the dates and in the amounts set forth below:

Date	Scheduled Repayment

December 31, 2008	$937,500
March 31, 2009	$937,500
June 30, 2009	$937,500
September 30, 2009	$937,500

December 31, 2009	$1,406,250
March 31, 2010	$1,406,250
June 30, 2010	$1,406,250
September 30, 2010	$1,406,250

December 31, 2010	$1,875,000
March 31, 2011	$1,875,000
June 30, 2011	$1,875,000
September 30, 2011	$1,875,000

December 31, 2011	$1,875,000
March 31, 2012	$1,875,000
June 30, 2012	$1,875,000
September 30, 2012	$1,875,000

December 31, 2012	$2,343,750
March 31, 2013	$2,343,750
June 30, 2013	$2,343,750

Tranche A Term Loan Maturity Date	$43,593,750

provided that the scheduled installments of principal of the Tranche A Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Tranche A Term Loans and all other amounts owed hereunder with respect to the Tranche A Term Loans shall be paid in full no later than the Tranche A Term Loan Maturity Date, and the final installment payable by Company in respect of the

Tranche A Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche A Term Loans.

(ii)           Scheduled Payments of Tranche B Term Loans.  Company shall make principal payments on the Tranche B Term Loans in installments on the dates and in the amounts set forth below:

Date	Scheduled Repayment

December 31, 2008	$750,000
March 31, 2009	$750,000
June 30, 2009	$750,000
September 30, 2009	$750,000

December 31, 2009	$750,000
March 31, 2010	$750,000
June 30, 2010	$750,000
September 30, 2010	$750,000

December 31, 2010	$750,000
March 31, 2011	$750,000
June 30, 2011	$750,000
September 30, 2011	$750,000

December 31, 2011	$750,000
March 31, 2012	$750,000
June 30, 2012	$750,000
September 30, 2012	$750,000

December 31, 2012	$750,000
March 31, 2013	$750,000
June 30, 2013	$750,000
September 30, 2013	$750,000

December 31, 2013	$750,000
March 31, 2014	$750,000
June 30, 2014	$750,000

Tranche B Term Loan Maturity Date	$282,750,000

provided that the scheduled installments of principal of the Tranche B Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Tranche B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than the Tranche B Term Loan Maturity Date, and the final installment payable by Company in respect of the Tranche B Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche B Term Loans.

B.            Prepayments and Unscheduled Reductions in Revolving Loan Commitment Amount.

(i)            Voluntary Prepayments.  Company may, upon written or telephonic notice to Administrative Agent on or prior to 11:00 a.m. (San Francisco time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount.  Company may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 11:00 a.m. (San Francisco time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and multiples of $100,000 in excess of that amount.  All written notices delivered pursuant to this subsection 2.4B(i) shall be in the form of a Notice of Prepayment and all notices whether written or telephonic delivered pursuant to this subsection 2.4B(i) shall be irrevocable, and once given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii)           Loan Call Protection.  In the event that the Tranche B Term Loans are repaid or prepaid in whole or in part on or prior to the second anniversary of the Closing Date, other than prepayments pursuant to subsections 2.4B(iv)(a), (b), (c) and (e), Company shall pay to Lenders having any Tranche B Term Loan Exposure a prepayment premium on the amount repaid or prepaid as follows:

Relevant Period	Prepayment premium as a percentage of the amount so repaid or prepaid
On or prior to the first anniversary of the Closing Date	2%
On or prior to the second anniversary of the Closing Date	1%

(iii)          Voluntary Reductions of Revolving Loan Commitments.  Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $3,000,000 and multiples of $1,000,000 in excess of that amount.  Company’s notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Company’s notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share.  Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4B(iv).

(iv)          Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments.  The Loans shall be prepaid and/or the Revolving Loan Commitment Amount shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4B(v) and subsection 2.4D:

(a)           Prepayments and Reductions From Net Asset Sale Proceeds.  No later than the fifth Business Day following the date of receipt by Company or any Subsidiary Guarantor of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall either (1) prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds or (2), so long as no Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer’s Certificate setting forth that portion of such Net Asset Sale Proceeds that, subject to subsection 7.3, Company or such Subsidiary intends to reinvest in equipment or other productive assets (directly or through the acquisition of Capital Stock of a Person that owns such assets) within 360 days of such date of receipt, and Company shall, or shall cause one or more of its Subsidiaries to (A) apply such portion to such reinvestment purposes or (B) no later than 360 days after receipt of such Net Asset Sale Proceeds make a prepayment of the Loans (and/or the Revolving Loan Commitment Amount shall be permanently reduced) in an amount equal to such Net Asset Sale Proceeds that are not so reinvested.

(b)           Prepayments and Reductions from Net Insurance/Condemnation Proceeds.  No later than the fifth Business Day following the following the date of receipt by Administrative Agent or by Company or any Subsidiary Guarantor of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and/or reduce the Revolving Loan Commitment Amount pursuant to the provisions of subsection 6.4C, Company shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

(c)           Prepayments and Reductions Due to Issuance of Equity Securities.  No later than the fifth Business Day following the date of receipt of the Net Securities Proceeds from the issuance of any Capital Stock of Holdings, Company or any Domestic Subsidiary of Company after the Closing Date (excluding the issuance of any such Capital Stock to United Online or its Subsidiaries or to any Loan Party or to management, directors or employees of Company or Holdings or any capital contributions to Company, Holdings or Subsidiaries of Company by any holder of Capital Stock thereof after the Closing Date), Company shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to 50% of such Net Securities Proceeds.

(d)           Prepayments and Reductions Due to Issuance of Indebtedness.  On the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Holdings, Company or any Subsidiary Guarantor after the Closing Date, other than Indebtedness permitted pursuant to subsection 7.1, Company shall prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds.

(e)           Prepayments and Reductions from Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2009 (which, for the avoidance of doubt, shall be the year ended December 31, 2009 if Company changes its Fiscal Year end from June 30)), Company shall, no later than 105 days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Loan Commitment Amount shall be permanently reduced in an aggregate amount equal to (i) 75% of such Consolidated Excess Cash Flow minus (ii) voluntary prepayments of the Loans (excluding repayments of Revolving Loans or Swingline Loans, except to the extent the Revolving Commitments are permanently reduced in connection with such repayments); provided that for any Fiscal Year in which the Consolidated Leverage Ratio as of the last day of such Fiscal Year is less than 3.00:1.00, the amount in clause (i) shall be reduced to 50%; provided further that for any Fiscal Year in which the Consolidated Leverage Ratio as of the last day of such Fiscal Year is less than 2.00:1.00, no prepayment shall be required under this subsection 2.4B(iii)(e).

(f)            Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations.  Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitment Amount pursuant to subsections 2.4B(iii)(a)-(e), Company shall deliver to

Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment and/or reduction.  In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitment Amount shall be permanently reduced) in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.

(g)           Prepayments Due to Reductions or Restrictions of Revolving Loan Commitment Amount.  Company shall from time to time prepay first the Swing Line Loans and second the Revolving Loans (and, after prepaying all Revolving Loans, Cash collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account) to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitment Amount then in effect.  At such time as the Total Utilization of Revolving Loan Commitments shall be equal to or less than the Revolving Loan Commitment Amount, if no Event of Default has occurred and is continuing, to the extent any Cash collateral was provided by Company and has not been applied to any Obligations as provided in the Security Agreement, such amount may, at the request of Company, be released to Company.

(v)           Application of Prepayments and Unscheduled Reductions of Revolving Loan Commitment Amount.

(a)           Application of Voluntary Prepayments by Type of Loans and Order of Maturity.  Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable Notice of Prepayment; provided, however, that voluntary prepayments applied exclusively to the Tranche A Term Loans or among the Tranche A Term Loans and the Tranche B Term Loans on a non-pro rata basis shall not exceed $5,000,000 during any Fiscal Year (the “Non-Pro Rata Basket”) (with the unused amount of the Non-Pro Rata Basket in any Fiscal Year being available for use in succeeding Fiscal Years in an amount not to exceed $15,000,000 in the aggregate for all such amounts carried forward (it being understood that, if $15,000,000 were carried forward to any Fiscal Year, $20,000,000 would be available in the Non-Pro Rata Basket in such Fiscal Year)).  In the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof, and third to repay outstanding Term Loans to the full extent thereof and to prepay the Tranche A Term Loans and the Tranche B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).  Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied to reduce the scheduled installments of principal thereof set forth in subsection 2.4A(i) or 2.4A(ii), as the case may be, (i) first, in forward chronological order for the next succeeding 12 months and (ii) thereafter, on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(b)           Application of Mandatory Prepayments by Type of Loans.  Except as provided in subsection 2.4D, any amount required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitment Amount pursuant to subsections 2.4B(iv)(a)-(f) shall be applied first to prepay the Term Loans to the full extent thereof, second, to the extent of any remaining portion of such amount, to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitment Amount by the amount of such prepayment, third, to the extent of any remaining portion of such amount, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Loan Commitment Amount by the amount of such prepayment, and fourth, to the extent of any remaining portion of such amount, to further permanently reduce the Revolving Loan Commitment Amount to the full extent thereof, provided that to the extent any such reduction of the Revolving Loan Commitment Amount would result in the Total Utilization of Revolving Loan Commitments exceeding the Revolving Loan Commitment Amount, Company promptly shall Cash collateralize outstanding Letters of Credit by depositing the requisite amount in the Collateral Account.  Any mandatory reduction of the Revolving Loan Commitment Amount pursuant to this subsection 2.4B shall be in proportion to each Revolving Lender’s Pro Rata Share.

(c)           Application of Mandatory Prepayments of Term Loans to Tranche A Term Loans and Tranche B Term Loans and the Scheduled Installments of Principal Thereof.  Except as provided in subsection 2.4D, any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to prepay the Tranche A Term Loans and the Tranche B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be applied on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each scheduled installment of principal of the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, set forth in subsection 2.4A(i) or 2.4A(ii) that is unpaid at the time of such prepayment.   Notwithstanding the foregoing, in the case of any mandatory prepayment of the Tranche B Term Loans, so long as there are Tranche A Term Loans outstanding, Lenders of the Tranche B Term Loans may waive the right to receive the amount of such mandatory prepayment of the Tranche B Term Loans.  If any Lender or Lenders elect to waive the right to receive the amount of such mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay the Tranche B Term Loans of such Lender or Lenders shall be applied instead to the further prepayment of the Tranche A Term Loans and any amount remaining after such further prepayment of the Tranche A Term Loans may be retained by Company.

(d)           Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans.  Considering Tranche A Term Loans, Tranche B Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

C.            General Provisions Regarding Payments.

(i)            Manner and Time of Payment.  All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 noon (San Francisco time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.  Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii)           Application of Payments to Principal and Interest.  Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii)          Apportionment of Payments.  Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares.  Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsections 2.3 and 3.2.  Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv)          Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v)           Notation of Payment.  Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

D.            Application of Proceeds of Collateral and Payments after Event of Default.  Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent, whether from Company, Holdings or any Subsidiary Guarantor or otherwise, and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i)            to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii)           thereafter, to the payment of all other Obligations and obligations of Loan Parties under any Hedge Agreement between a Loan Party and a Swap Counterparty for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii) hereof); and

(iii)          thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5                               Use of Proceeds.

A.            Term Loans.  The proceeds of the Term Loans shall be applied by Company to fund the Acquisition Financing Requirements.

B.            Revolving Loans; Swing Line Loans.  The proceeds of any Revolving Loans and any Swing Line Loans shall be applied by Company for working capital and other general corporate purposes (including Permitted Acquisitions and any other Investments permitted hereunder), which may include the making of intercompany loans to any of Company’s wholly-owned Subsidiaries, in accordance with subsection 7.1(iv), for their own general corporate purposes.

C.            Margin Regulations.  No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6                               Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

A.            Determination of Applicable Interest Rate.  On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

B.            Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

C.            Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

D.            Compensation For Breakage or Non-Commencement of Interest Periods.  Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profit) which that Lender has sustained: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor; (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan; (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a Notice of Prepayment given by Company; or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

E.             Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F.             Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

G.            Eurodollar Rate Loans After Default.  From and after the occurrence and during the continuation of any Event of Default, upon election by Administrative Agent or Requisite Lenders, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Company.

2.7                               Increased Costs; Capital Adequacy.

A.            Compensation for Increased Costs.  Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i)            subjects such Lender to any additional tax of any kind whatsoever with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(ii)           imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

(iii)          imposes any other condition (other than with respect to Taxes, which shall be governed solely by subsection 2.7B) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.

B.            Taxes.

(i)            Payments to Be Free and Clear.  Any and all payments by or on account of any obligation of Company under this Agreement and the other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

(ii)           Grossing-up of Payments.  If Company is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

(a)           Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

(b)           Company shall timely pay any such Tax to the relevant Government Authority when such Tax is due, in accordance with applicable law;

(c)           unless such Tax is an Excluded Tax, the sum payable by Company shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this subsection 2.7B(ii)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

(d)           within 30 days after paying any sum from which it is required by law to make any such deduction, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall, upon the written request of Administrative Agent, deliver to Administrative Agent documentation reasonably satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii)          Indemnification by Company.  Company shall indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B(iii)) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.  With respect to any such payments made by Administrative Agent or such Lender paid pursuant to an assessment by a Government Authority, such indemnification shall be made within such period, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority, and a certificate as to the amount of such payment or liability delivered to Company by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv)          Tax Status of Lenders.

(a)           Any Lender, if requested by Company or Administrative Agent, shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by Company or Administrative Agent as will enable Company or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(b)           Any Foreign Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to Company and Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(c)           Without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Foreign Lender, to the extent it is legally entitled to do so, shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:

(1)           properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)           properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,

(3)           in the case of a Foreign Lender claiming the benefits of the exemption “portfolio interest” under Section 881(c) of the Internal Revenue Code, (a) a duly executed certificate to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(a) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(b) of the Internal Revenue Code) of Company or Holdings or (iii) a controlled foreign corporation described in Section 881(c)(3)(c) of the Internal Revenue Code and (b) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN,

(4)           properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by applicable law to permit Company and Administrative Agent to determine the withholding or deduction required to be made, if any;

(d)           without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Administrative Agent and Company (in such number of copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion):

(1)           duly executed and properly completed copies of the forms and statements required to be provided by such Foreign Lender under clause (c) of subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax, and

(2)           duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with any information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender;

(e)           without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Company and Administrative Agent that it is an exempt recipient (as defined in Section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Company or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9; and

(f)            without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

C.            Capital Adequacy Adjustment.  If any Lender shall have determined that any Change in Law regarding capital adequacy has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction.

2.8          Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate.

A.            Statements.  Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided, however, that Company shall  not be required to compensate a Lender pursuant to subsection 2.7A or 2.7C in respect of any period occurring more than nine months prior to the date on which such Lender delivers such written statement, except that if a Change in Law is retroactive, no such time limitation shall apply so long as such Lender delivers such written notice within nine months after the date on which the applicable Governmental Authority informed such Lender of such Change in Law.

B.            Mitigation.  Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

2.9          Replacement of a Lender.

If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Lender defaults in its obligations to fund a Loan pursuant to this Agreement (a “Defaulting Lender”), a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of Lenders or 100% of Lenders with Obligations directly affected and consent of at least Requisite Lenders or a majority of Lenders with Obligations directly affected, as the case may be, has been obtained or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.8 and/or is unwilling to remedy its default upon two Business Days prior written notice to the Subject Lender and Administrative Agent, Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents (excluding any claims against such Subject Lender if it is a Defaulting Lender), (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such Subject Lender) and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender.  For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 2.9 shall include only those Loans and Commitments that constitute the Obligations directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent.

Section 3.              LETTERS OF CREDIT

3.1          Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A.            Letters of Credit.  Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from and including the Closing Date to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Letters of Credit payable on a sight basis for the account of Company for the general corporate purposes of Company or a Subsidiary of Company.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Revolving Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

(i)            any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

(ii)           any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $15,000,000;

(iii)          any Standby Letter of Credit having an expiration date later than the earlier of (a) ten days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

(iv)          any Standby Letter of Credit issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code);

(v)           any Commercial Letter of Credit having an expiration date (a) later than the earlier of (1) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or

(vi)          any Letter of Credit denominated in a currency other than Dollars that in the judgment of Administrative Agent or the applicable Issuing Lender is not readily and freely available.

B.            Mechanics of Issuance.

(i)            Request for Issuance.  Whenever Company desires the issuance of a Letter of Credit, it shall deliver to the proposed Issuing Lender (with a copy to Administrative Agent if Administrative Agent is not the proposed Issuing Lender) a Request for Issuance no later than 12:00 noon (San Francisco time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance.  The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance.  In furtherance of the provisions of subsection 10.8, and not in limitation thereof, Company may submit Requests for Issuance by telefacsimile and Administrative Agent and Issuing Lenders may rely and act upon any such Request for Issuance without receiving an original signed copy thereof.  No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such demand for payment is required to be presented is located) on which such demand for payment is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Issuance.

Notwithstanding the foregoing, the Existing Letters of Credit shall be deemed issued on the Closing Date and shall be subject to the terms and conditions of this Agreement.

(ii)           Determination of Issuing Lender.  Upon receipt by a proposed Issuing Lender of a Request for Issuance pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, (a) in the event Administrative Agent is the proposed Issuing Lender, Administrative Agent shall be the Issuing Lender with respect to such Letter of Credit, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent’s outstanding Revolving Loans and Swing Line Loans, may exceed the amount of Administrative Agent’s Revolving Loan Commitment then in effect; and (b) in the event any other Revolving Lender is the proposed Issuing Lender, such Revolving Lender shall promptly notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and (1) if such Revolving Lender so elects to issue such Letter of Credit it shall be the Issuing Lender with respect thereto and (2) if such Revolving Lender fails to so promptly notify Company and Administrative Agent or declines to issue such Letter of Credit, Company may request Administrative Agent or another Revolving Lender to be the Issuing Lender with respect to such Letter of Credit in accordance with the provisions of this subsection 3.1B.

(iii)          Issuance of Letter of Credit.  Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.

(iv)          Notification to Revolving Lenders.  Upon the issuance of or amendment to any Standby Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment.  Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender’s respective participation in such Standby Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment.  In the case of Commercial Letters of Credit, in the event that Issuing Lender is other than Administrative Agent, such Issuing Lender will send by facsimile transmission to Administrative Agent, promptly upon the first Business Day of each week, a report of its daily aggregate maximum amount available for drawing under Commercial Letters of Credit for the previous week.  Upon receipt of such report, Administrative Agent shall notify each Revolving Lender in writing of the contents thereof.

C.            Revolving Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2          Letter of Credit Fees.

Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i)            with respect to each Standby Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to the greater of (x) $500 and (y) 0.25% per annum of the daily amount available to be drawn under such Standby Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable Eurodollar Rate Margin for Revolving Loans plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Standby Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each March 31, June 30, September 30 and December 31 of each year and computed on the basis of a 360-day year for the actual number of days elapsed;

(ii)           with respect to each Commercial Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to the greater of (x) $500 and (y) 0.25% per annum of the daily amount available to be drawn under such Commercial Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable

Eurodollar Rate Margin for Revolving Loans plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Commercial Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each March 31, June 30, September 30 and December 31 of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

(iii)          with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, (1) the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination and (2) any amount described in such clauses that is denominated in a currency other than Dollars shall be valued weekly based on the applicable Exchange Rate for such currency as of the applicable date of determination.

3.3          Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A.            Responsibility of Issuing Lender With Respect to Drawings.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B.            Reimbursement by Company of Amounts Paid Under Letters of Credit.  In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars (which amount, in the case of a payment under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) or, at the option of such Issuing Lender, in the case of a Letter of Credit denominated in a currency other than Dollars, in such other currency and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 12:00 noon (San Francisco time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars (which amount, in the case of a payment under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

C.            Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i)            Payment by Revolving Lenders.  In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount (calculated, in the case of a payment under a Letter of Credit denominated in a currency other than Dollars, by reference to the applicable Exchange Rate) equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent, who shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share.  Each Revolving Lender (other than such Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars, in same day funds, at the Funding and Payment Office, not later than 12:00 noon (San Francisco time) on the first Business Day after the date notified by Administrative Agent, and Administrative Agent shall make available to such Issuing Lender in Dollars, in same day funds, at the office of such Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent.  In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from any Issuing Lender any amounts made available to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(ii)           Distribution to Lenders of Reimbursements Received From Company.  In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or such Issuing Lender thereafter receives any payments from Company in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by such Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by such Issuing Lender from Company.  Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

D.            Interest on Amounts Paid Under Letters of Credit.

(i)            Payment of Interest by Company.  Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by any Issuing Lender, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans.  Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii)           Distribution of Interest Payments by Administrative Agent.  Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute to (x) each Revolving Lender (including the Issuing Lender) out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the applicable Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (y) such Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (x), and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company.  Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

E.             Cash Collateralization.  If Administrative Agent notifies Company at any time that, due to a fluctuation in the applicable Exchange Rate or otherwise, the Letter of Credit Usage at such time exceeds 105% of the sublimit for Letters of Credit specified in subsection 3.1A(ii), then, within two Business Days after receipt of such notice, Company shall deposit in the Collateral Account established pursuant to the Security Agreement an amount equal to the amount by which the Letter of Credit Usage exceeds such sublimit, which amount shall constitute Collateral and be subject to the provisions of the Security Agreement.  At such time as the Letter of Credit Usage shall be equal to or less than such sublimit, if no Event of Default has occurred and is continuing, such amount shall, at the request of Company, be released to Company.

3.4                               Obligations Absolute.

The obligation of Company to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i)            any lack of validity or enforceability of any Letter of Credit;

(ii)           the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii)          any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v)           any Material Adverse Effect on Company or any of its Subsidiaries;

(vi)          any breach of this Agreement or any other Loan Document by any party thereto;

(vii)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii)        the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5                               Nature of Issuing Lenders’ Duties.

As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply substantially with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

Section 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT

4.1                               Conditions to Effectiveness of this Agreement.

This Agreement shall become effective upon satisfaction of the following conditions:

(i)            Administrative Agent shall have received this Agreement executed and delivered by Acquisition Sub (with sufficient originally executed copies for each Lender to follow promptly thereafter);

(ii)           Administrative Agent shall have received copies of the Organizational Documents of Acquisition Sub, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of Acquisition Sub, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Signing Date; and

(iii)          the representations and warranties in subsections 5.1A, 5.2A, 5.2D and 5.10 with respect to Acquisition Sub shall be true and correct in all material respects on and as of the Signing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

4.2                               Conditions to Term Loans and Initial Revolving Loans and Swing Line Loans.

The obligations of Lenders to make the Term Loans and any Revolving Loans and Swing Line Loans to be made on the Closing Date and to issue the Letters of Credit to be issued on the Closing Date are subject only to the prior or concurrent satisfaction of the following conditions:

A.            Loan Party Documents.  On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender to follow promptly thereafter) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)            Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated a recent date prior to the Closing Date;

(ii)           Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii)          Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; and

(iv)          Executed originals of the Loan Documents (in substantially the form attached to this Agreement) to which such Person is a party.

B.            Fees.  Company shall have paid (or will pay substantially concurrently with the disbursement of Loans to be made on the Closing Date) to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

C.            Representations and Warranties; Performance of Agreements.  Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the Specified Representations shall be accurate in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been accurate in all material respects on and as of such earlier date; provided that if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition.  The representations and warranties of FTD set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and the Closing Date as if made at and as of such dates (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, except for such failures to be true and correct which do not result in a Company Material Adverse Effect.

D.            Financial Statements; Pro Forma Financial Statements.  On or before the Closing Date, Lenders shall have received from Company (i) audited consolidated financial statements of FTD and its Subsidiaries for Fiscal Years 2005, 2006, 2007 and, if the Closing Date occurs after October 1, 2008, Fiscal Year 2008, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, (ii) unaudited consolidated financial statements of FTD and its Subsidiaries for each Fiscal Quarter ending after Fiscal Year 2007 and at least 45 days prior to the Closing Date, consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for each such Fiscal Quarter, all in reasonable detail and certified by a Financial Officer of FTD that they fairly present in all material respects the financial condition of FTD and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (iii) unaudited consolidated financial statements of FTD and its Subsidiaries for each calendar month ending after the most recently completed Fiscal Quarter for which unaudited financial statements have been delivered pursuant to clause (ii) and at least 35 days prior to the Closing Date, consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for each such calendar month, all in reasonable detail and certified by a Financial Officer of FTD that they fairly present in all material respects the financial condition of FTD and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (iv) pro forma consolidated financial statements of FTD and its Subsidiaries as of the 12 month period ended June 30, 2008, consisting of a consolidated balance sheet and the related consolidated statement of income for such 12 month period, giving effect to the Transactions as if the Transactions had occurred on such date (in the case of the balance sheet) or at the beginning of such period (in the case of such statement of income).

E.             Opinions of Counsel to Loan Parties.  Administrative Agent shall have received an originally executed copy of one or more favorable written opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Loan Parties (and such local counsel for the Loan Parties as may be necessary in jurisdictions other than New York, Illinois and Delaware), in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and, in the case of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, setting forth substantially the matters in the opinions designated in Exhibit IX annexed hereto (this Agreement constituting a written request by each Loan Party to such counsel to deliver such opinions to Lenders).

F.             Solvency Assurances.  Administrative Agent and Lenders shall have received an Officer’s Certificate of FTD dated the Closing Date, substantially in the form of Exhibit XI annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents, FTD and its Subsidiaries on a consolidated basis will be Solvent.

G.            Evidence of Insurance.  Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that

Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

H.            Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, etc.  Company shall have obtained all Governmental Authorizations required by the Merger Agreement.

I.              Security Interests in Personal and Mixed Property.  Holdings, Company and Subsidiary Guarantors shall have delivered to Administrative Agent (i) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all Capital Stock (to the extent such Capital Stock is evidenced by certificates) pledged pursuant to the Security Agreement, and (ii) duly completed UCC financing statements with respect to all personal property Collateral of each Loan Party, for filing in all domestic jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents.

J.             Additional Collateral.  Holdings, Company and Subsidiary Guarantors shall have used commercially reasonable efforts to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral (other than Excluded Assets), which shall include the use of commercially reasonable efforts to:

(i)            Instruments.  Deliver to Administrative Agent all promissory notes or other instruments with a principal amount in excess of $1,000,000 (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

(ii)           Lien Searches.  Deliver to Administrative Agent the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search;

(iii)          Fixture Filings.  Deliver to Administrative Agent, where appropriate, fixture filings, with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

(iv)          Cover Sheets, etc.  Deliver to Administrative Agent all cover sheets or other documents or instruments required to be filed with any IP Filing Office in order to create or perfect Liens in respect of any IP Collateral, together with releases duly executed (if necessary) of security interests by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective filings in any IP

Filing Office in respect of any IP Collateral (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(v)           Foreign Pledge Agreements.  Deliver to Administrative Agent executed Foreign Pledge Agreements with respect to 66% of the Capital Stock owned by Company or a Subsidiary Guarantor of all Foreign Subsidiaries with respect to which Administrative Agent deems a Foreign Pledge Agreement necessary or advisable to perfect or otherwise protect the First Priority Liens granted to Administrative Agent on behalf of Lenders in such Capital Stock, and the taking of all such other actions under the laws of such jurisdictions as Administrative Agent may deem necessary or advisable to perfect or otherwise protect such Liens; and

(vi)          Opinions of Foreign Local Counsel.  Deliver to Administrative Agent an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of each foreign jurisdiction for which a Foreign Pledge Agreement is executed and delivered with respect to the creation and perfection of the security interests in favor of Administrative Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

K.            Closing Date Mortgages; Closing Date Mortgage Policies; etc.  Holdings, Company and Subsidiary Guarantors shall have used commercially reasonable efforts to deliver to Administrative Agent:

(i)            Closing Date Mortgages.  Fully executed and notarized Mortgages (each a “Closing Date Mortgage” and, collectively, the “Closing Date Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each owned Real Property Asset with a value equal to or greater than $5,000,000 and listed in Schedule 4.2K annexed hereto (each a “Closing Date Mortgaged Property” and, collectively, the “Closing Date Mortgaged Properties”);

(ii)           Opinions of Local Counsel.  An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

(iii)          Title Insurance.  (a) ALTA mortgagee title insurance policies or unconditional commitments therefor (the “Closing Date Mortgage Policies”) issued by the Title Company with respect to the Closing Date Mortgaged Properties listed in Part A of Schedule 4.2K annexed hereto, in amounts not less than the respective amounts designated therein with respect to any particular Closing Date Mortgaged Properties, insuring fee simple title to each such Closing Date Mortgaged Property vested in such Loan Party and assuring Administrative Agent that the applicable Closing Date

Mortgages create valid and enforceable First Priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby, subject only to Permitted Encumbrances and a standard survey exception, which Closing Date Mortgage Policies (1) shall include an endorsement for mechanics’ liens, for future advances under this Agreement and for any other matters reasonably requested by Administrative Agent and (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits reasonably required by the Title Company in connection with the issuance of the Closing Date Mortgage Policies and (ii) paid to the Title Company or to the appropriate Government Authorities all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Closing Date Mortgages in the appropriate real estate records;

(iv)          Title Reports.  With respect to each Closing Date Mortgaged Property listed in Schedule 4.2K annexed hereto, a title report issued by the Title Company with respect thereto;

(v)           Copies of Documents Relating to Title Exceptions.  Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policies or in the title reports delivered pursuant to subsection 4.2K(iv); and

(vi)          Matters Relating to Flood Hazard Properties.  (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

L.            Matters Relating to Existing Indebtedness of Company and its Subsidiaries.

(i)            Termination of Existing Credit Agreement and Related Liens.  On the Closing Date, Company and its Subsidiaries shall have (a) repaid in full all Indebtedness outstanding under the Existing Credit Agreement, (b) terminated any commitments to lend or make other extensions of credit thereunder, (c) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Company and its Subsidiaries thereunder, and (d) made arrangements satisfactory to Administrative Agent with respect to any letters of credit outstanding thereunder.

(ii)           Redemption of Subordinated Notes.  Company shall have redeemed or defeased or acquired and canceled all of the Subordinated Notes.

M.           Merger Agreement.  Administrative Agent shall have received a fully executed or conformed copy of the Merger Agreement and any documents executed in connection therewith, and the Merger Agreement shall be in full force and effect.

N.            Consummation of Acquisition and Merger; Equity Contribution; Escrow.

(i)            Acquisition and Merger.  The Transaction shall be consummated in accordance in all material respects with the Merger Agreement and no provisions thereof shall have been amended, supplemented, waived or otherwise modified in any manner which is materially adverse to Lenders, in each case without the written consent of Lead Arranger.

(ii)           Equity Contribution.  Company shall have received a Cash capital contribution in an aggregate amount of not less than the amount necessary to fund the Acquisition Financing Requirements to the extent required to be paid by Acquisition Sub (and not funded by available Cash at FTD or under the credit facilities evidenced by this Agreement).

(iii)          Escrow.  In the event that there is Dissenting Common Stock (as defined in the Merger Agreement) and the Lead Arranger so requests, an escrow or similar arrangement (the “Escrow”) shall have been established on terms reasonably satisfactory to Lead Arranger and United Online.

(iv)          United Online Debt Documents.  Lead Arranger shall have received a fully executed or conformed copy of the credit agreement and related documents entered into by United Online in connection with the Transaction, and the terms thereof shall be reasonably satisfactory to Administrative Agent.

O.            Closing Date Consolidated Adjusted EBITDA.  Lead Arranger shall have received a Closing Date Certificate signed by a Financial Officer of Company, demonstrating in reasonable detail Closing Date Consolidated Adjusted EBITDA of at least $97,500,000 for the most recently completed trailing 12 month period ended at least 35 days prior to the Closing Date for which financial statements have been delivered pursuant to subsection 4.2D.

P.            Company Material Adverse Effect.  From June 30, 2007 through April 30, 2008, there have not been any Company Effects that constitute a Company Material Adverse Effect.

Q.            Market Material Adverse Change.  There shall not have been any material disruption or material adverse change occurring after April 30, 2008 in the financial or capital markets generally or in the market for syndicated credit facilities generally that in the reasonable judgment of Lead Arranger would materially adversely affect the Successful Syndication (as defined in that certain Fee Letter dated April 30, 2008 (the “Fee Letter”) between United Online and Administrative Agent) of the Facilities as contemplated by that certain Commitment Letter dated April 30, 2008 (the “Commitment Letter”) between United Online and Administrative Agent, including after giving effect to changes to the Facilities permitted pursuant to the Fee Letter.

R.            Competing Offers.  There shall not have been any competing offering, placement or arrangement for any debt security or bank financing other than (i) the obligations under the United Online Debt Documents, (ii) senior debt of United Online in an amount not to exceed $60 million or (iii) Alternative Online Debt (as defined in the Commitment Letter).

4.3                               Conditions to All Loans.

The obligations of any Lender to make its Loans on each Funding Date (other than the Closing Date) are subject to the following further conditions precedent:

A.            Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Responsible Officer of Company.

B.            As of that Funding Date:

(i)            The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition;

(ii)           No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default; and

(iii)          No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Loans to be made by it on that Funding Date.

4.4                               Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (other than any Letter of Credit issued on the Closing Date) is subject to the following further conditions precedent:

A.            On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Responsible Officer of Company, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

B.            On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.3B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5.              COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Company represents and warrants to each Lender; provided, however, notwithstanding anything to the contrary expressed or implied in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that the only representations and warranties made under the Loan Documents (i) on the Signing Date are those set forth in subsection 4.1(iii) and (ii) on the Closing Date are those constituting the Specified Representations:

5.1                               Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.            Organization and Powers.  Each of Holdings, Acquisition Sub and FTD is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto.  Each of Holdings, Acquisition Sub and FTD has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B.            Qualification and Good Standing.  Each of Holdings, Acquisition Sub and FTD is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

C.            Conduct of Business.  Holdings, Acquisition Sub, FTD and their respective Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsections 7.11 and 8.14.

D.            Subsidiaries.  All of the Subsidiaries of Acquisition Sub and FTD and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvi).  The Capital Stock of each of the Subsidiaries identified in Schedule 5.1 annexed hereto (as so supplemented by Company) is duly authorized and validly issued and none of such Capital Stock constitutes Margin Stock and, except as set forth in Schedule 5.1 annexed hereto (as so supplemented), is fully paid and nonassessable.  Each of the Subsidiaries identified in Schedule 5.1 annexed hereto (as so supplemented by Company) is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect.  Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Acquisition Sub and FTD and each of their respective Subsidiaries in each of the Subsidiaries of Acquisition Sub and FTD identified therein.

5.2                               Authorization of Borrowing, etc.

A.            Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B.            No Conflict.  The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and except, in each case, to the extent such violation, conflict, breach, Lien or failure to obtain such approval or consent could not reasonably be expected to result in a Material Adverse Effect.

C.            Governmental Consents.  The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization except any thereof which the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

D.            Binding Obligation.  Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3                               Financial Condition.

Company has heretofore delivered to Lenders, at Lenders’ request, the financial statements and information described in subsection 4.2D.  All such statements other than pro forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end or quarter-end adjustments.  As of the Signing Date, neither Company nor any of its Subsidiaries has any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements available as of the Signing Date or the notes thereto and that, in any such case, would have a Material Adverse Effect.

5.4                               No Material Adverse Change; No Restricted Junior Payments.

Since June 30, 2007, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.  Since and including the Closing Date, neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

5.5                               Title to Properties; Liens; Real Property; Intellectual Property.

A.            Title to Properties; Liens.  Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by subsection 7.7 and except for such defects that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.  All such properties and assets are free and clear of Liens except for Liens permitted pursuant to subsection 7.2A.

B.            Real Property.  As of the Signing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets of Acquisition Sub, FTD and their respective Subsidiaries and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.

C.            Intellectual Property.  As of the Closing Date, Company and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Responsible Officer of Company know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  To Company’s knowledge, the use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All material federal registrations of and applications for Intellectual Property that are owned or licensed by Acquisition Sub and FTD or any of their respective Domestic Subsidiaries on the Signing Date are described on Schedule 5.5C annexed hereto.

5.6                       Litigation; Adverse Facts.

Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Acquisition Sub, FTD or any of their respective Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of any Responsible Officer of Company, threatened against or affecting Acquisition Sub, FTD or any of their respective Subsidiaries or any property of Acquisition Sub, FTD or any of their respective Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7                               Payment of Taxes.

Except as could not reasonably be expected to have a Material Adverse Effect, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and except to the extent permitted by subsection 6.3, all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid prior to delinquency other than those (i) currently payable without penalty or interest, or (ii) being contested in good faith by appropriate proceedings; provided that Holdings or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP and the failure to pay such amounts would not reasonably be expected to result in a Material Adverse Effect.

5.8                       Performance of Agreements.

Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

5.9                               Governmental Regulation.

Neither Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10                        Securities Activities.

A.            Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B.            Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11                Employee Benefit Plans.

A.            Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

B.            No ERISA Event has occurred or is reasonably expected to occur.

C.            Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

D.            As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $5,000,000.

E.             As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $5,000,000.

F.             As of the Signing Date hereof, Company and its Subsidiaries have made full payment when due of all required contributions to any Foreign Plan, except where the failure to do so would not result in a Material Adverse Effect.

5.12                Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, except such as are included in Transaction Costs, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13                Environmental Protection.

(i)            Neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity, in each case, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii)           neither Company nor any of its Subsidiaries has received any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, in each case, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(iii)          to any Responsible Officer of Company’s knowledge there are, and have been, no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(iv)          as of the Closing Date neither Company nor any of its Subsidiaries nor, to any Responsible Officer of Company’s knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, in each case, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

(v)           compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.14                Employee Matters.

There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.15                Solvency.

The Loan Parties, on a consolidated basis, are,  and, upon the incurrence of any Obligations by any Loan Party on any date on which this representation is made, will be, Solvent.

5.16                Matters Relating to Collateral.

A.            Creation, Perfection and Priority of Liens.  The execution and delivery of the Collateral Documents by the Loan Parties, together with (i) the actions taken to date pursuant to subsections 4.2, 6.8 and 6.9 and (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid First Priority Lien on all of the Collateral (other than Excluded Perfection Assets), and all filings of UCC financing statements necessary to perfect and maintain the perfection and First Priority status of such Liens that can be perfected by filing UCC financing statements have been duly made or taken and remain in full force and effect (or will be duly made or taken within applicable time periods), other than the filing of any UCC financing statements delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.  The foregoing notwithstanding, from and including the Closing Date to the date that is 90 days after the Closing Date, this representation will be deemed satisfied (including for its purpose as a Specified Representation) to the extent Company has used commercially reasonable efforts to take the actions described in subsection 4.2J.

B.            Governmental Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

C.            Absence of Third-Party Filings.  Except such as may have been filed in favor of Administrative Agent as contemplated by the Collateral Documents and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.2A and those that are being terminated in connection with the termination of the Existing Credit Agreement, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in any IP Filing Office.

D.            Margin Regulations.  The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

E.             Information Regarding Collateral.  All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17                        Disclosure.

No information (excluding projections, forward-looking information and information of a general economic or industry nature) furnished by or on behalf of any Loan

Party to Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (including the Confidential Information Memorandum), taken as a whole, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements contained therein not materially misleading, in light of the circumstances under which they were or are made as of the date such information is dated or certified.  All projections furnished by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the negotiation of any Loan Document were prepared in good faith based upon assumptions that were believed by the preparer thereof to be reasonable at the time made, it being understood and agreed that such projections are not a guarantee of financial performance and actual results may differ from the projections and such differences may be material.

5.18                Subordinated Indebtedness.

The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Indebtedness of Company and its Subsidiaries.

5.19                Merger Agreement.

Company has delivered to Lenders complete and correct copies of the Merger Agreement and of all exhibits and schedules thereto.

5.20                Reporting to IRS.

Company does not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event Company determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof.

Company acknowledges that one or more Lenders may treat their Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

5.21                Foreign Assets Control Regulations, etc.

Neither the making of the Loans to, or issuance of a Letter of Credit on behalf of, Company nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither Company nor any of its Subsidiaries or Affiliates (i) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (ii)

engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person.  Company and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Patriot Act.

5.22                        Insignificant Subsidiaries.

As of the Closing Date, FTD Canada, Inc. is not a Significant Subsidiary.

Section 6.              COMPANY’S AFFIRMATIVE COVENANTS

Company covenants and agrees that from and including the Closing Date, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation, expiration or collateralization (in a manner reasonably acceptable to Administrative Agent) of all Letters of Credit, unless Requisite Lenders shall otherwise give written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1                       Financial Statements and Other Reports.

Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  Company will deliver to Administrative Agent:

(i)            Events of Default, etc.:  promptly upon any Responsible Officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any change in Company’s independent certified accountants, any changes in Company’s Organizational Documents, or any restatement of Company’s financial statements or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii)           Monthly Financials: as soon as available and in any event within 45 days after the end of each month ending after the Signing Date and on or prior to September 30, 2008, the consolidated balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such month, all in reasonable detail and certified by a Financial Officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end and quarter end adjustments;

(iii)          Quarterly Financials:  as soon as available and in any event within 45 days after the end of each Fiscal Quarter, other than the last Fiscal Quarter of any Fiscal Year (commencing with the first such complete Fiscal Quarter that began after the Closing Date), (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case (commencing with the Fiscal Year ending December 31, 2010) in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by a Financial Officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and (b) revenue and gross profits for the international, floral and consumer divisions of Company’s business for such period;

(iv)          Year-End Financials:  as soon as available and in any event within 90 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2008), (a) the consolidated balance sheets of Company and its Subsidiaries and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year (which, in the case of the Fiscal Year ended December 31, 2008, shall be for the period from the Closing Date to December 31, 2008), setting forth in each case (commencing with the Fiscal Year ending December 31, 2010) in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by a Financial Officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) in the case of such consolidated financial statements, a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Administrative Agent, which report shall be unqualified, including concerning the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements and excluding any such prior year which commenced before January 1. 2009) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and (c) revenue and gross profits for the international, floral and consumer divisions of the Company’s business for such period;

(v)           Pricing and Compliance Certificates:  together with each delivery of financial statements pursuant to clauses (iii) and (iv) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in subsections 7.1, 7.2, 7.3, 7.4, 7.6, 7.7, 7.8 and 7.9, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period; in addition, on or before the 45th day following the end of each of the first three Fiscal Quarters of each Fiscal Year and on or before the 90th day following the end of each Fiscal Year, a Pricing Certificate demonstrating in reasonable detail the calculation of the Consolidated Leverage Ratio as of the end of the four-Fiscal Quarter period then ended;

(vi)          Reconciliation Statements:  if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to clauses (ii), (iii) or (xii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to clause (ii), (iii), (iv) or (xiii) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to clause (ii), (iii), (iv) or (xiii) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vii)         Accountants’ Certification:  together with each delivery of consolidated financial statements pursuant to clause (iii) above to the extent available from

Company’s independent certified public accountants on commercially reasonable terms and in accordance with the standards of the Public Company Accounting Oversight Board (United States), a written statement by the independent certified public accountants giving the report thereon stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default under subsection 7.6A or B has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default;

(viii)        Accountants’ Reports:  promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(ix)           SEC Filings and Press Releases:  promptly, a notice of the filing of all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with the Securities and Exchange Commission and all press releases made available generally by Company or any of its Subsidiaries to the public concerning developments that are material to the business of Company or any of its Subsidiaries, taken as a whole;

(x)            Litigation or Other Proceedings:  promptly upon any Responsible Officer of Company obtaining knowledge of (1) the institution of, or non-frivolous written threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in any case:

(x)            has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect; or

(y)           seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters.

(xi)           ERISA Events:  promptly upon a Responsible Officer of Company becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xii)          ERISA Notices:  with reasonable promptness, copies of (a) all written notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(xiii)         Financial Plans:  as soon as practicable and in any event no later than 90 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (a) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with a pro forma Compliance Certificate for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each quarter of each such Fiscal Year,  and (c) such other information and projections as any Lender may reasonably request;

(xiv)        Insurance:  as soon as practicable after any material change in insurance coverage maintained by Company and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

(xv)         Governing Body:  with reasonable promptness, written notice of any change in the Governing Body or principal executive officer of Company;

(xvi)        New Subsidiaries:  promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

(xvii)       Good Standing Certificates:  promptly upon request of Administrative Agent (but no more frequently than once each Fiscal Quarter), good standing certificates as to each Loan Party from its jurisdiction of organization;

(xviii)      Notices from Holders of Subordinated Indebtedness:  promptly, upon receipt, copies of material all notices from holders of Subordinated Indebtedness or a trustee, agent or other representative of such a holder;

(xix)         Patriot Act, etc.: with reasonable promptness, information to confirm compliance with the representations contained in subsection 5.21 reasonably requested by any Lender through Administrative Agent; and

(xx)          Other Information:  with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent.

6.2                       Existence, etc.

Except as permitted by subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1 (as supplemented by the Company from time to time) and all rights and franchises material to its business; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders.

6.3                       Payment of Taxes and Claims; Tax.

Except as would not reasonably be expected to result in a Material Adverse Effect, Holdings will, and will cause each of its Subsidiaries to, pay all taxes, fees, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, fee, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

6.4                               Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds.

A.            Maintenance of Properties.  Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty events or accidents excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

B.            Insurance.  Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by companies of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for companies similarly situated in the industry.  Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment.  Each policy of liability insurance (excluding director and officer liability policies) shall name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and each business interruption and casualty insurance policy shall contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $1,000,000 and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy (except in the case of non-payment of premium).  In connection with the renewal of each such policy of insurance, Company promptly shall deliver to Administrative Agent a certificate from Company’s insurance broker or other evidence satisfactory to Administrative Agent that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder.

C.            Application of Net Insurance/Condemnation Proceeds.

(i)            Business Interruption Insurance.  Upon receipt by Company or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds from business interruption insurance, (a) so long as no Event of Default pursuant to subsection 8.1, 8.6 or 8.7 shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital and any other corporate purposes, and (b) if an Event of Default pursuant to subsection 8.1, 8.6 or 8.7 shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds, to the extent such Net Insurance/Condemnation Proceeds exceed $2,500,000, to prepay the Loans (and/or the Revolving Loan Commitment Amount shall be reduced) as provided in subsections 2.4B and 2.4D.

(ii)           Other Net Insurance/Condemnation Proceeds.  Upon receipt by Company or any of its Subsidiaries or by Administrative Agent as loss payee of any Net Insurance/Condemnation Proceeds in excess of $2,500,000 other than from business interruption insurance:

(a)           so long as no Event of Default shall have occurred and be continuing, Administrative Agent, if it received such Net Insurance/Condemnation Proceeds, shall deliver them to Company, and Company shall, or shall cause one or more of its Subsidiaries to apply any such Net

Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans (and/or the Revolving Loan Commitment Amount shall be reduced) as provided in subsection 2.4B; and

(b)           if at any time an Event of Default shall have occurred and be continuing, Administrative Agent, if it holds such Net Insurance/Condemnation Proceeds, is hereby authorized by Company to, and Company, if it or one of its Subsidiaries holds such Net Insurance/Condemnation Proceeds, shall, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitment Amount shall be reduced) as provided in subsection 2.4B and subsection 2.4D.

6.5                               Inspection Rights; Lender Meeting.

A.            Inspection Rights.  Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), (i) so long as no Event of Default has  occurred and is continuing, upon reasonable notice and at such reasonable times during normal business hours as may reasonably be requested but not to exceed once each Fiscal Year or (ii) at any time or from time to time following the occurrence and during the continuation of an Event of Default.

B.            Lender Meeting.  Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s principal offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

6.6                               Compliance with Laws, etc.

Company shall comply, and shall cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.7                               Environmental Matters.

A.            Environmental Disclosure.  Company will deliver to Administrative Agent:

(i)            Environmental Audits and Reports.  As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, Government Authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii)           Notice of Certain Releases, Remedial Actions, etc.  Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any Government Authority under any applicable Environmental Laws, (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (c) Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iii)          Written Communications Regarding Environmental Claims, Releases, etc.  As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (c) any request for information from any Government Authority that suggests such Government Authority is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iv)          Notice of Certain Proposed Actions Having Environmental Impact.  Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws, in each case, that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect

B.            Company’s Actions Regarding Hazardous Materials Activities.  Company shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions required under Environmental Laws to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim.

6.8                               Execution of Guaranty and Personal Property Collateral Documents After the Closing Date.

A.            Execution of Guaranty and Personal Property Collateral Documents.  In the event that any Person becomes a Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Guaranty and Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.2I and 4.2J) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets (to the extent included in the definition of Collateral) of such Subsidiary described in the applicable forms of Collateral Documents other than any personal or mixed property asset subject to a Lien permitted by subsection 7.2A(ii) or (v).  In addition, as provided in the Security Agreement, Company shall, or shall cause the Subsidiary that owns the Capital Stock of such Person to, execute and deliver to Administrative Agent a supplement to the Security Agreement and to deliver to Administrative Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank).

B.            Foreign Subsidiaries.  Notwithstanding the provisions of subsection 6.8A, (i) no Foreign Subsidiary shall be required to execute and deliver the Guaranty or the Security Agreement, and (ii) no Capital Stock of a Foreign Subsidiary in excess of 66% of the Capital Stock of such Foreign Subsidiary shall be required to be pledged pursuant to the provisions of the Security Agreement.

C.            Subsidiary Organizational Documents, Legal Opinions, etc.  Company shall deliver to Administrative Agent, together with the Loan Documents required to be delivered under subsection 6.8A, (i) certified copies of the Organizational Documents of any Person that becomes a Subsidiary of Company after the date hereof executing the Guaranty and Security Agreement, together with a good standing certificate from the Secretary of State of the jurisdiction of its organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

6.9                       Matters Relating to Additional Real Property Collateral.

A.            Additional Mortgages, etc.  From and after the Closing Date, in the event that (i) Company or any Subsidiary Guarantor acquires any fee interest in real property with a value in excess of $5,000,000 or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in real property with a value in excess of $5,000,000, in the case of clause (ii) above excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or then-existing senior lienholder, where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor’s or senior lienholder’s consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed and notarized Mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions, documents, title insurance and environmental reports as may be reasonably required by Administrative Agent.

B.            Real Estate Appraisals.  Upon request of Administrative Agent in connection with the delivery of an Additional Mortgage, Company shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect such Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion).

6.10                        Interest Rate Protection.

For the period from and including the date that is 90 days after the Closing Date to and including the third anniversary of the Closing Date, Company shall maintain one or more

Interest Rate Agreements in form and substance reasonably satisfactory to Administrative Agent with respect to the Term Loans, in an aggregate notional principal amount of not less than 40% of the Term Loans then outstanding during such period.

6.11                        Post-Closing Items.

To the extent not satisfied prior to the Signing Date pursuant to subsection 4.2, not later than the date that is 90 days after the Signing Date (or such longer period as Administrative Agent may agree), Company shall take or cause to be taken all such actions, executed and delivered or cause to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority security interest in the entire personal and mixed property Collateral (other than Excluded Assets), including the delivery of duly completed UCC termination statements, and authorization of the filing thereof from the applicable secured party, as may be necessary to terminate any effective UCC financing statements or fixture filings (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

Section 7.              COMPANY’S NEGATIVE COVENANTS

Company covenants and agrees that from and including the Closing Date, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation, expiration or collateralization (in a manner reasonably acceptable to Administrative Agent) of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1                       Indebtedness.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)            Company and its Subsidiaries may become and remain liable with respect to the Obligations;

(ii)           Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii)          Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to Indebtedness in respect of Capital Leases and Indebtedness of Company and its Subsidiaries secured by Liens permitted by subsection 7.2A(ii) in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(iv)          Company may become and remain liable with respect to Indebtedness to any Subsidiary, and any wholly-owned Subsidiary of Company (other than any Dormant Subsidiary) may become and remain liable with respect to Indebtedness to Company or any Subsidiary Guarantor, and any Foreign Subsidiary may become and remain liable with respect to Indebtedness to another Foreign Subsidiary; provided that (a) a Lien on all such intercompany Indebtedness owing to a Loan Party (excluding Indebtedness of a Foreign Subsidiary except as provided below) shall have been granted to Administrative Agent for the benefit of Lenders, (b) if such intercompany Indebtedness is evidenced by a promissory note or other instrument owing to a Loan Party, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement, and (c) the aggregate amount (without duplication) of all such Indebtedness of Foreign Subsidiaries to Company or any Subsidiary Guarantor, all Investments in Foreign Subsidiaries permitted by subsection 7.3(ix) and all Contingent Obligations permitted by subsection 7.4(ix) does not exceed $40,000,000 (plus any Additional Contributions not being utilized by Company or any of its Subsidiaries for any other purpose under this subsection 7.1 or subsection 7.3 or 7.4 (other than Additional Contributions loaned to a Foreign Subsidiary under this subsection 7.1(iv), and the corresponding Investment in respect of such loan, for the purpose of (1) Permitted Acquisitions under subsection 7.3(viii), (2) Permitted Acquisitions or Investments under subsection 7.3(xiv) or (3) satisfying Contingent Obligations under subsection 7.4(ix))) at any time outstanding; provided that any such Indebtedness of a wholly-owned Foreign Subsidiary to Company or a Subsidiary Guarantor shall be evidenced by a promissory note or other instrument (except to the extent such note or instrument would result in a tax or otherwise have adverse consequences on or with respect to such Foreign Subsidiaries) and such promissory note or other instrument shall be pledged to Administrative Agent;

(v)           Company and its Subsidiaries (other than Dormant Subsidiaries), as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto and any refinancings, refundings, renewals or extensions thereof that in any case do not increase the principal or commitment amount thereof;

(vi)          Company may remain liable with respect to Indebtedness evidenced by the Subordinated Notes in an amount not to exceed the aggregate principal amount thereof outstanding on the Closing Date; provided that the Subordinated Notes have been subject to legal or covenant defeasance;

(vii)         Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(viii)        Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to Indebtedness of any Person assumed in connection with any acquisition of such Person permitted by subsection 7.3 and a Person that becomes a direct or indirect wholly-owned Subsidiary of Company as a result of any acquisition permitted by subsection 7.3 may remain liable with respect to Indebtedness existing on the date of such acquisition; provided that such Indebtedness is not created in anticipation of such acquisition;

(ix)           Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to refinancings or renewals of Indebtedness described in clause (viii) above; provided that (a) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any interest, fees and premiums required to be paid thereon and reasonable fees and expenses associated therewith, (b) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced, (c) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate no less favorable to Lenders than those contained in the Indebtedness being renewed or refinanced, and (d) no Event of Default shall have occurred or be continuing immediately prior and after giving effect thereto;

(x)            Company and its Subsidiaries may become and remain liable with respect to Indebtedness consisting of insurance premium financing;

(xi)           Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to obligations in respect of purchase price or other similar adjustments incurred by Company and its Subsidiaries (other than Dormant Subsidiaries) in a Permitted Acquisition or any other Investment or disposition expressly permitted hereunder; and

(xii)          Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to Indebtedness in respect of sale and lease-back transactions permitted by subsection 7.10(b).

7.2                       Liens and Related Matters.

A.            Prohibition on Liens.  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i)            Permitted Encumbrances;

(ii)           Liens on any asset existing at the time of acquisition of such asset by Company or a Subsidiary (other than Dormant Subsidiaries), or Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Company or a Subsidiary (other than Dormant Subsidiaries) or to secure any Indebtedness permitted hereby incurred by Company or a Subsidiary (other than Dormant Subsidiaries) at the time of or within ninety days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof; provided, however, that any such Lien shall apply only to the asset so acquired and proceeds thereof and accessions thereto; and provided further, that the aggregate principal amount of all Indebtedness secured by such Liens and all Indebtedness in respect of Capital Leases permitted by subsection 7.1(iii) does not exceed $20,000,000 at any time outstanding;

(iii)          Liens described in Schedule 7.2 annexed hereto and any Lien granted as a replacement or substitute therefor, so long as such Lien covers the same property as is secured by the Lien described in Schedule 7.2;

(iv)          Other Liens securing Indebtedness and other obligations in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(v)           Liens securing Indebtedness described in subsections 7.1(viii) and 7.1(ix) in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; and

(vi)          Liens securing Indebtedness refinancing or renewing the Indebtedness secured by Liens described in clauses (ii), (iii) and (v) of this subsection 7.2A; provided that such Liens encumber the same or substantially the same property encumbered by the original Liens (including after-acquired property to the extent that the Liens securing the Indebtedness being refinanced or renewed extended to after-acquired property) and no other property and the principal or commitment amount of Indebtedness secured thereby does not increase.

B.            Equitable Lien in Favor of Lenders.  If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

C.            No Further Negative Pledges.  Neither Company nor any of its Subsidiaries shall enter into any agreement (other than the Subordinated Note Indenture) prohibiting the creation or assumption of any Lien upon any of its properties or assets as security for the Obligations or any Indebtedness that refinances the Obligations, whether now owned or hereafter acquired, other than (i) any agreement (a) prohibiting only the creation of Liens securing Subordinated Indebtedness or (b) containing an “equal and ratable” clause, (ii) any agreement evidencing Indebtedness secured by Liens permitted by subsection 7.2A(ii), as to the assets securing such Indebtedness or subject to Liens permitted under subsection 7.2A(v) or 7.2A(vi) or Permitted Encumbrances referred to in clauses (iii), (xv), (xvi), (xviii) or (xix) of the definition thereof, (iii) any agreement evidencing an asset sale, as to the assets being sold, (iv) provisions restricting Liens on assets of and interests in Joint Ventures; (v) leases and licenses containing customary non-assignment or negative pledge restrictions entered into in the ordinary course of business; and (vi) agreements binding on property or Persons acquired in a Permitted Acquisition (or Investment permitted hereunder), not entered into in contemplation of such Permitted Acquisition (or Investment permitted hereunder) and not applicable to any Person other than the Person acquired, or to any property other than the property so acquired.

D.            No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries.  Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except (a) as provided in this Agreement or any other Loan Documents, (b) as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets, (c) the Subordinated Note Indenture, (d) in any agreement of any Person assumed in connection with any acquisition of such Person permitted by subsection 7.3 that apply only to property of such Person, including restrictions under any acquired Indebtedness of such Person not incurred in violation of this Agreement relating to the property of such Person or any of its Subsidiaries, which restriction in each case existed at the time of acquisition, was not put into place in connection with or in anticipation of such acquisition and is not applicable to any Person other than the Person acquired, or to any property other than the property so acquired, (e) as to transfers of assets, as may be provided in leases or licenses entered into in the ordinary course of business, (f) any agreement that amends, refinances or replaces any agreement containing restrictions permitted by the preceding clause (d); provided that the terms and conditions of such agreement, as they relate to any such restrictions, are no less favorable to Company or any such Subsidiary, as applicable, than those under the agreement so amended, refinanced or replaced, (g) restrictions contained in Indebtedness of a Foreign Subsidiary permitted by subsection 7.1(vii); provided that such restrictions relate only to one or more Foreign Subsidiaries, (h) as to transfers of assets, as may be provided in any agreement relating to Liens permitted by subsection 7.2A, and (i) encumbrances or restrictions relating to Joint Ventures.

7.3                       Investments; Acquisitions.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of any Person, or any division or line of business of any Person except:

(i)            Company and its Subsidiaries (other than Dormant Subsidiaries) may make and own Investments in Cash and Cash Equivalents;

(ii)           (a) Company and its wholly-owned Domestic Subsidiaries (other than Dormant Subsidiaries) may make and own additional equity Investments in their respective wholly-owned Domestic Subsidiaries (other than Dormant Subsidiaries) and (b) Foreign Subsidiaries may make and own additional equity Investments in other Foreign Subsidiaries;

(iii)          Company and its Subsidiaries (other than Dormant Subsidiaries) may make Investments in the form of Indebtedness permitted by subsection 7.1(iv);

(iv)          Company and its Subsidiaries (other than Dormant Subsidiaries) may make Consolidated Capital Expenditures permitted by subsection 7.8;

(v)           Company and its Subsidiaries may consummate the Acquisition in accordance with the terms and conditions of the Merger Agreement;

(vi)          Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

(vii)         Company and its Subsidiaries (other than Dormant Subsidiaries) may make Permitted Acquisitions (including the acquisition of the Capital Stock of Subsidiaries formed in connection with any such Permitted Acquisition) for a purchase price (including all Cash, Securities and Indebtedness (other than Capital Leases) permitted by subsection 7.1(viii)) not to exceed $80,000,000 (plus any Additional Contributions not being utilized by Company or any of its Subsidiaries for any other purpose under subsection 7.1, 7.3(ix) or 7.4 which, (a) when aggregated with any Additional Contributions made for purposes of Permitted Acquisitions permitted by subsections 7.3(viii) and 7.3(xiv), do not exceed $40,000,000 and (b) when aggregated with any Additional Contributions made for purposes of Permitted Acquisitions and other Investments permitted by subsections 7.3(viii) and 7.3(xiv) do not exceed $60,000,000) and continue to own such assets after the acquisition thereof; provided that (a) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such acquisition occurs or after giving effect thereto, (b) Company shall, and shall cause its Subsidiaries to, comply with the applicable requirements of subsections 6.8 and 6.9 with respect to each such acquisition that results in a Person becoming a Subsidiary and (c) Company shall be in Pro Forma Compliance at the time of such acquisition;

(viii)        any Foreign Subsidiary of Company may make Permitted Acquisitions (including the acquisition of the Capital Stock of Subsidiaries formed in connection with any such Permitted Acquisition) for a purchase price (including all Cash, Securities and Indebtedness (other than Capital Leases) permitted by subsection 7.1(viii)) not to exceed $40,000,000 (plus any Additional Contributions not being utilized by Company or any of its Subsidiaries for any other purpose under subsection 7.1, 7.3(ix) or 7.4 (other than

Additional Contributions loaned to a Foreign Subsidiary under subsection 7.1(iv), and the corresponding Investment in respect of such loan, for the purpose of (a) Permitted Acquisitions under subsection 7.3(viii), (b) Permitted Acquisitions or Investments under subsection 7.3(xiv) or (c) satisfying Contingent Obligations under subsection 7.4(ix)) which, (a) when aggregated with any Additional Contributions made for purposes of Permitted Acquisitions permitted by subsections 7.3(vii) and (xiv), do not exceed $40,000,000 and (b) when aggregated with any Additional Contributions made for purposes of Permitted Acquisitions and other Investments permitted by subsections 7.3(vii) and 7.3(xiv) do not exceed $60,000,000) and continue to own such assets after the acquisition thereof; provided that (a) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such acquisition occurs or after giving effect thereto and (b) Company shall be in Pro Forma Compliance at the time of such acquisition;

(ix)           Company and its wholly-owned Domestic Subsidiaries (other than Dormant Subsidiaries) may make additional Investments in their respective Foreign Subsidiaries; provided that the aggregate amount (without duplication) of all such Investments under this subsection 7.3(ix), all Indebtedness of Foreign Subsidiaries to Company or any Subsidiary Guarantor permitted by subsection 7.1(iv) and all Contingent Obligations permitted by subsection 7.4(ix) does not exceed $40,000,000 (plus any Additional Contributions not being utilized by Company or any of its Subsidiaries for any other purpose under this subsection 7.3 or subsection 7.1 or 7.4 (other than Additional Contributions loaned to a Foreign Subsidiary under subsection 7.1(iv), and the corresponding Investment in respect of such loan, for the purpose of (a) Permitted Acquisitions under subsection (viii), (b) Permitted Acquisitions or other Investments under subsection 7.3(xiv) or (c) satisfying Contingent Obligations under subsection 7.4(ix))) at any time outstanding;

(x)            Company and its Subsidiaries (other than Dormant Subsidiaries) may receive and hold promissory notes and other non-Cash consideration received in connection with any Asset Sale permitted by subsection 7.7;

(xi)           Company and its Subsidiaries (other than Dormant Subsidiaries) may acquire Securities or Investments in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Subsidiaries, including Securities or Investments received in connection with the bankruptcy, insolvency or reorganization of the Person obligated on such Indebtedness or claim, or as security for any such Indebtedness or claim;

(xii)          Company and its Subsidiaries (other than Dormant Subsidiaries) may make loans (financing equipment sold by Company and its Subsidiaries) or equipment leases to customers doing business with Company and its Subsidiaries in an aggregate principal amount not to exceed $40,000,000 at any time outstanding (with the principal amount of such leases to be deemed to be equal to the discounted present value, at a market rate of interest, of the remaining rental payments plus any residual value of the leased equipment as shown on Company’s financial statements);

(xiii)         Company and its Subsidiaries (other than Dormant Subsidiaries) may make loans to customers doing business with Company and its Subsidiaries in settlement of accounts receivable owing to Company or any of its Subsidiaries from such customer in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(xiv)        Company and its Subsidiaries (other than Dormant Subsidiaries) may make Permitted Acquisitions and make and own other Investments in an aggregate amount (without duplication) not to exceed $20,000,000 at any time outstanding (plus (a) in the case of Permitted Acquisitions, any Additional Contributions not being utilized by Company or any of its Subsidiaries for any other purpose under subsection 7.1, 7.3(ix) or 7.4 (other than Additional Contributions loaned to a Foreign Subsidiary under subsection 7.1(iv), and the corresponding Investment in respect of such loan, for the purpose of (1) Permitted Acquisitions or other Investments under subsection 7.3(viii) or 7.3(xiv) or (2) satisfying Contingent Obligations under subsection 7.4(ix)), which, when aggregated with any Additional Contributions made for purposes of Permitted Acquisitions permitted by subsection 7.3(vii) or 7.3(viii), do not exceed $40,000,000 at any time outstanding and (b) in the case of other Investments, any Additional Contributions not being utilized by Company and its Subsidiaries for any other purpose under subsection 7.1 , 7.3(ix) or 7.4 (other than Additional Contributions loaned to a Foreign Subsidiary under subsection 7.1(iv)), and the corresponding Investment in respect of such loan, for the purpose of (1) Permitted Acquisitions or other Investments under subsection 7.3(viii) or 7.3(xiv) or (2) satisfying Contingent Obligations under subsection 7.4(ix)), which, when aggregated with any Additional Contributions made for purposes of Permitted Acquisitions permitted by subsection 7.3(vii) or 7.3(viii), do not exceed $60,000,000 at any time outstanding); and

(xv)         Company and its Subsidiaries (other than Dormant Subsidiaries) may make loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice.

7.4                       Contingent Obligations.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)            Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations in respect of the Guaranty;

(ii)           Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

(iii)          Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to Contingent Obligations under Hedge Agreements;

(iv)          Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(v)           Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Domestic Subsidiaries permitted by subsection 7.1;

(vi)          Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4 annexed hereto;

(vii)         Subsidiary Guarantors may remain liable with respect to Contingent Obligations arising under their subordinated guaranties of the Subordinated Notes, provided that the Subordinated Notes have been defeased;

(viii)        Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to other Contingent Obligations; provided that the amount of such Contingent Obligations shall not exceed $5,000,000 at any time outstanding;

(ix)           Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable with respect to Contingent Obligations in respect of any obligations of any Foreign Subsidiary; provided that the aggregate amount (without duplication) of all such Contingent Obligations, all Indebtedness of Foreign Subsidiaries to Company or any Subsidiary Guarantor permitted by subsection 7.1(iv) and all Investments in Foreign Subsidiaries permitted by subsection 7.3(ix) does not exceed $40,000,000 (plus any Additional Contributions not being utilized by Company or any of its Subsidiaries for any other purpose under this subsection 7.4 or subsections 7.1 or 7.3) at any time outstanding;

(x)            Company and the Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations in respect of any obligations of Company or any Subsidiary Guarantor not prohibited by this Agreement; and

(xi)           Any Subsidiary of Company (other than the Subsidiary Guarantors) may become and remain liable with respect to Contingent Obligations in respect of any other Subsidiary not prohibited by this Agreement.

7.5                       Restricted Junior Payments.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that Company may (i) make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent not prohibited by this Agreement; (ii) make Restricted Junior Payments to Holdings or United Online (a) provided such amounts are reflected in the calculation of Consolidated Net Income, to the extent necessary to permit Holdings to pay Company’s allocated share of general administrative costs and expenses to United Online, (b) to the extent necessary to permit Holdings to reimburse United Online for the allocated tax liabilities of Company, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose or to make payments under a tax sharing agreement with United Online permitted under subsection 7.9 which provides for payment by Company and its Subsidiaries of the taxes of United Online allocable to Holdings, Company and its Subsidiaries, and (c) for RSU Payments that constitute Restricted Junior Payments; and (iii) Company may make all payments necessary in connection with the Merger Agreement (including payments to defease and/or repurchase Subordinated Notes).

7.6                       Financial Covenants.

A.            Minimum Consolidated Fixed Charge Coverage Ratio.  Company shall not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of the most recently ended Fiscal Quarter to be less than the ratio set forth below opposite the applicable Fiscal Quarter:

Period	Minimum Consolidated Fixed Charge Coverage Ratio

December 31, 2008	1.65:1.00

March 31, 2009	1.65:1.00
June 30, 2009	1.65:1.00
September 30, 2009	1.65:1.00
December 31, 2009	1.65:1.00

March 31, 2010	1.65:1.00
June 30, 2010	1.65:1.00
September 30, 2010	1.65:1.00
December 31, 2010	1.65:1.00

March 31, 2011	1.65:1.00
June 30, 2011	1.65:1.00
September 30, 2011	1.65:1.00
December 31, 2011	1.65:1.00

March 31, 2012	1.65:1.00
June 30, 2012	1.65:1.00
September 30, 2012	1.65:1.00
December 31, 2012	1.65:1.00

March 31, 2013	1.65:1.00
June 30, 2013	1.65:1.00
September 30, 2013	1.65:1.00
December 31, 2013 and any Fiscal Quarter thereafter	1.70:1.00

B.            Maximum Leverage Ratio.  Company shall not permit the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter ending on the dates set forth below to exceed the correlative ratio indicated:

Period	Maximum Leverage Ratio

December 31, 2008	4.75:1.00

March 31, 2009	4.75:1.00
June 30, 2009	4.75:1.00
September 30, 2009	4.75:1.00
December 31, 2009	4.50:1.00

March 31, 2010	4.50:1.00
June 30, 2010	4.50:1.00
September 30, 2010	4.50:1.00
December 31, 2010	4.00:1.00

March 31, 2011	4.00:1.00
June 30, 2011	4.00:1.00
September 30, 2011	4.00:1.00
December 31, 2011	3.50:1.00

March 31, 2012	3.50:1.00
June 30, 2012	3.50:1.00
September 30, 2012	3.50:1.00
December 31, 2012	3.25:1.00

March 31, 2013	3.00:1.00
June 30, 2013	3.00:1.00
September 30, 2013	3.00:1.00
December 31, 2013 and any Fiscal Quarter thereafter	2.50:1.00

7.7                       Restriction on Fundamental Changes; Asset Sales.

Company shall not, and shall not permit any of its Subsidiaries to enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)            (a) any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor (or, in the case of a Foreign Subsidiary, to another Foreign Subsidiary); provided that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person; and (b) any Foreign Subsidiary may be merged with or into any other Foreign Subsidiary;

(ii)           Company and its Subsidiaries (other than Dormant Subsidiaries) may sell, lease or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

(iii)          Company and its Subsidiaries (other than Dormant Subsidiaries) may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iv)          Company and its Subsidiaries (other than Dormant Subsidiaries) may make Asset Sales of assets having a fair market value not in excess of $10,000,000 and may sell Florists’ Transworld Delivery, Inc.’s headquarters located at 3113 Woodcreek Drive, Downers Grove, Illinois; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) 75% of the consideration received shall be Cash or Cash Equivalents; (c) no Event of Default shall have occurred or be continuing after giving effect thereto; and (d) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iv)(a) or subsection 2.4D;

(v)           Company and its Subsidiaries may sell real property located in Sleaford, England owned by any Subsidiary of Company;

(vi)          in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries (other than Dormant Subsidiaries) may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(vii)         Company or a Subsidiary (other than a Dormant Subsidiary) may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

(viii)        any Person may be merged with or into Company or any Subsidiary (other than any Dormant Subsidiary) if the acquisition of the Capital Stock of such Person by Company or such Subsidiary would have been permitted pursuant to subsection 7.3; provided that (a) in the case of Company, Company shall be the continuing or surviving Person, (b) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of subsections 6.8 and 6.9 and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

(ix)           Company or a Subsidiary (other than a Dormant Subsidiary) may, in the ordinary course of business, dispose of Hedge Agreements;

(x)                                   Company and its Subsidiaries (other than Dormant Subsidiaries) may sell or grant licenses to use Intellectual Property to the extent such licenses do not prohibit the licensor from using such Intellectual Property;

(xi)                                Company and its Subsidiaries may consummate the Acquisition and Merger in accordance with the terms and conditions of the Merger Agreement;

(xii)                             Company and its Subsidiaries may settle accounts receivable owing to Company or any of its Subsidiaries in connection with the making of loans permitted by subsection 7.3(xii);

(xiii)                          Company and its Subsidiaries may transfer property as a result of casualty or condemnation events;

(xiv)                         Company and its Subsidiaries may enter into leases and subleases of real and personal property in the ordinary course of business;

(xv)                            Company and its Subsidiaries may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law; and

(xvi)                         Company and its Subsidiaries may dispose of Cash or Cash Equivalents in transactions not prohibited by this Agreement.

7.8                       Consolidated Capital Expenditures.

Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any calendar year indicated below, in an aggregate amount in excess of the corresponding amount (the “Maximum Consolidated Capital Expenditures Amount”) set forth below opposite such calendar year; provided that the Maximum Consolidated Capital Expenditures Amount for any calendar year shall be increased by an amount equal to the excess, if any, of the Maximum Consolidated Capital Expenditures Amount for the previous calendar year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous calendar year with the Consolidated Capital Expenditures in such following calendar year to be applied first to such unused amounts; provided, further that in no event shall the amount of such increase exceed 50% of the Maximum Consolidated Capital Expenditures Amount for such previous calendar year (prior to any adjustment in accordance with this proviso); provided further that the foregoing limitations shall not restrict Consolidated Capital Expenditures funded with Net Securities Proceeds:

Calendar Year	Maximum Consolidated Capital Expenditures

2008	$14,000,000
2009	$18,000,000
2010	$10,000,000
2011	$11,000,000
2012	$11,000,000
2013	$12,000,000

7.9                               Transactions with Shareholders and Affiliates.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Company, on terms that are less favorable to Company or that Subsidiary in any material respect, taken as a whole, as the case may be, than those that would have been obtained at the time from Persons who are not an Affiliate; provided that the foregoing restriction shall not apply to:

(i)            any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries;

(ii)           indemnification payments (including reimbursement of fees and expenses) to officers, directors, employees or consultants of Company or any of its Subsidiaries;

(iii)          any Restricted Junior Payment permitted by subsection 7.5;

(iv)          Investments permitted by subsection 7.3;

(v)           any transaction involving consideration of $2,000,000 or less per annum;

(vi)          any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Company or any of its Subsidiaries in the ordinary course of business and payments or issuances of Equity Interests of United Online pursuant thereto;

(vii)         any tax sharing agreements of Company or any of its Subsidiaries entered into with United Online and any of its Subsidiaries providing for Company and its Subsidiaries to pay the portion of United Online’s consolidated taxes directly attributed to Holdings, Company and its Subsidiaries;

(viii)        the existence of, or the performance by Company or any its Subsidiaries of its obligations under the terms of, the Merger Agreement; and

(ix)           marketing, advertising and cross promotional arrangements regarding the promotion and sale of the products and services of Company or any of its Subsidiaries, on one side, and the promotion and sale of the products and services of United Online or any of its Subsidiaries, on the other side, provided (a) with respect to such marketing, advertising and cross promotional arrangements provided by Company and its Subsidiaries, the amounts paid to Company and its Subsidiaries shall be at least equal to the out-of-pockets cost incurred by Company and its Subsidiaries and shall not exceed $15,000,000 in any calendar year and (b) with respect to marketing, advertising and cross promotional arrangements provided to Company and its Subsidiaries, the amount paid by Company and its Subsidiaries shall be reasonable in the good faith judgment of Company taking into account all relevant factors including the market value of the benefit received by Company and the market value of such promotions, products or services to the extent ascertainable and shall not exceed $15,000,000 in any calender year;

(x)            agreements in connection with RSU Payments; and

(xi)           agreements between United Online and its Subsidiaries (other than the Loan Parties and their Subsidiaries) on the one hand, and the Loan Parties, on the other hand, with respect to good faith allocations of expenses relating to, and cost sharing arrangements relating to, general and administrative matters.

7.10                        Sales and Lease-Backs.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) that Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease; provided that (a) Company and its Subsidiaries (other than Dormant Subsidiaries) may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted by subsection 7.1, assuming the sale and lease-back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale and (b) so long as no Event of Default has occurred and is continuing or shall be caused thereby, Company or any of its Subsidiaries may sell and become and remain liable as lessee with respect to a lease for (x)

Company’s headquarters located at 3113 Woodcreek Drive, Downers Grove, Illinois and (y) any real property owned by Company or its Subsidiaries and located in Sleaford, England, in each case, so long as the Net Asset Sale Proceeds resulting therefrom are applied to prepay the Loans and/or reduce permanently the Revolving Loan Commitment Amount in an amount equal to such proceeds.

7.11                        Conduct of Business.

From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and reasonably ancillary, complementary, similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

7.12                        Fiscal Year.

Company shall not change its Fiscal Year-end from June 30; provided that notwithstanding the foregoing, Company may change its Fiscal Year-end to December 31.

Section 8.                                                  EVENTS OF DEFAULT

If, following the Closing Date, any of the following conditions or events (“Events of Default”) shall occur:

8.1                               Failure to Make Payments When Due.

(a) Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (b) failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2                               Default in Other Agreements.

(i)            Failure of Holdings, Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1),  Contingent Obligations in respect of Indebtedness, Hedging Obligations or letters of credit in an individual principal amount of $7,500,000 or more or an aggregate principal amount of $12,500,000 or more, in each case beyond the end of any grace period provided therefor (provided that, in the case of any Hedging Obligation, the amount counted for this purpose shall be the amount payable by Holdings, Company or any of its Subsidiaries if such Hedging Obligation were terminated at such time); or

(ii)           breach or default by Holdings, Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness (or

Contingent Obligations in respect of Indebtedness, Hedging Obligations or letters of credit) in the aggregate principal amount referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (provided such breach or default has not been cured or waived or ceased to be continuing); or

8.3                       Breach of Certain Covenants.

Failure of Company to perform or comply with any term or condition contained in subsection 2.5 or 6.2 or Section 7 of this Agreement; or

8.4                       Breach of Warranty.

Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5                       Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) a Responsible Officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6                       Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)            A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Company or any of its Significant Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii)           an involuntary case shall be commenced against Holdings, Company or any of its Significant Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over

Holdings, Company or any of its Significant Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Company or any of its Significant Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Company or any of its Significant Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7                       Voluntary Bankruptcy; Appointment of Receiver, etc.

(i)            Holdings, Company or any of its Significant Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, Company or any of its Significant Subsidiaries shall make any assignment for the benefit of creditors; or

(ii)           Holdings, Company or any of its Significant Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or

8.8                       Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $15,000,000, in any case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, (i) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 consecutive days (in any event later than five days prior to the date of any action to foreclose or collect upon its judgment); or

8.9                       Dissolution.

Any order, judgment or decree shall be entered against Holdings, Company or any of its Significant Subsidiaries decreeing the dissolution or split up of Holdings, Company or that Significant Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10                Employee Benefit Plans.

There shall occur one or more ERISA Events or similar events in respect of any Foreign Plans, that individually or in the aggregate result in or could reasonably be expected to result in a Material Adverse Effect; or

8.11                Change in Control.

A Change in Control shall have occurred; or

8.12                        Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any material provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) in any material respect or shall be declared to be null and void, (ii) Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any material portion of the Collateral purported to be covered by the Collateral Documents, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party; or

8.13                Conduct of Business By Holdings.

Holdings shall (i) engage in any business other than entering into and performing its obligations incidental to, under and in accordance with the Loan Documents to which it is a party (which, for the avoidance of doubt, shall include the ability to make Restricted Junior Payments to the extent permitted by this Agreement) or related to or incidental to its ownership of Company or (ii) own any assets other than (a) the Capital Stock of Company and (b) Cash and Cash Equivalents in an amount not to exceed $5,000,000 at any one time for the purpose of paying general operating expenses of Holdings (excluding funds permitted to be paid or distributed to Holdings or capital contributions to and issuances of equity by Holdings); or

8.14                Conduct of Business By Dormant Subsidiaries.

Any of the Dormant Subsidiaries (i) engages in any business other than entering into and performing its obligations under, incidental to and in accordance with the Loan Documents to which it is a party (if any) or (ii) owns any assets (other than Renaissance Greeting Cards, Inc. in respect of the subordinated note dated December 21, 2005 issued by Marian Heath Greeting Cards, LLC) or (iii) has any Indebtedness or other liability in respect of Indebtedness or any Contractual Obligation; or

8.15                Failure to Consummate Acquisition or Merger.

The conditions set forth in subsection 4.2N shall not be satisfied concurrently with the making of the initial Loan, or the Acquisition or Merger shall be unwound, reversed or otherwise rescinded in whole or in part for any reason;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(iv).

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

Section 9.                                          ADMINISTRATIVE AGENT

9.1                       Appointment.

A.            Appointment of Administrative Agent.  Wells Fargo is hereby appointed Administrative Agent hereunder and under the other Loan Documents.  Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.  Wells Fargo agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact appointed by Administrative Agent in its sole discretion.  Administrative Agent and any such sub-agent may perform any and all of the duties of Administrative Agent and exercise the rights and powers of Administrative Agent by or through their respective Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (“Related Parties”).  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent.

B.            Appointment of Supplemental Collateral Agents.  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental

Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

C.            Control.  Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

9.2                       Powers and Duties; General Immunity.

A.            Powers; Duties Specified.  Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents.  Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B.            Notice of Default.  If any Lender has given any notice to Company or taken any other action with respect to a claimed Event of Default or Potential Event of Default, it shall promptly provide a copy of such notice to Administrative Agent.

C.            No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.  Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

D.            Exculpatory Provisions.  No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct.  An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

E.             Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3                               Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4                       Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or such other Person in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting solely from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5                               Resignation of Agents; Successor Administrative Agent and Swing Line Lender.

A.            Resignation; Successor Administrative Agent.  Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company.  Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to, and, so long as no Event of Default has occurred and is continuing, the consent of, Company (which consent shall not be unreasonably withheld), to appoint a successor Administrative Agent.  If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent.  If Administrative Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 9.5A.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above).  After any retiring Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

B.            Successor Swing Line Lender.  Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation of Wells Fargo or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder.  In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VII annexed hereto, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.6                       Collateral Documents and Guaranties.

Each Lender (which terms shall include, for purposes of this subsection 9.6 any Swap Counterparty) hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under the Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, (b) release any Subsidiary Guarantor from the Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or (c) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by clauses (ii) and (iii) of subsection 7.2A; provided that, in the case of a sale of such item of Collateral or stock referred to in clause (a) or (b), the requirements of subsection 10.14 are satisfied.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

Without derogating from any other authority granted to Administrative Agent herein or in the Collateral Documents or any other document relating thereto, each Lender hereby specifically (i) authorizes Administrative Agent to enter into pledge agreements pursuant to this subsection 9.6 with respect to the Capital Stock of all existing and future first-tier Foreign Subsidiaries, which pledge agreements may be governed by the laws of each of the jurisdictions of formation of such Foreign Subsidiaries, as agent on behalf of each of Lenders, with the effect that Lenders each become a secured party thereunder and (ii) appoints Administrative Agent as its attorney-in-fact granting it the powers to execute each such pledge agreement in its name and on its behalf, with the effect that Lenders each become a secured party thereunder.  With respect to each such pledge agreement, Administrative Agent has the power to sub-delegate to third parties its powers as attorney-in-fact of each Lender.

9.7                       Duties of Other Agents.

To the extent that any Lender is identified in this Agreement as a co-agent, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8                       Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Holdings, Company or any of the Subsidiaries of Holdings or Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i)            to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii)           to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.                                   MISCELLANEOUS

10.1                        Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A.            General.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1).  Neither Company’s rights nor obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void).  No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation.  Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iv) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B.            Assignments.

(i)            Amounts and Terms of Assignments.  Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure, Tranche A Term Loan Exposure or Tranche B Term Loan Exposure, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than $1,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Company otherwise consents (each such consent not to be unreasonably withheld or delayed), provided that concurrent assignments by or to two or more Affiliated Funds shall be aggregated for purposes of determining the minimum assignment amount, (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations and (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is a Lender, an Affiliate or an Approved Fund of a Lender, in which case no fee shall be required, and provided that only one such processing and recordation fee shall be required in connection with concurrent assignments by or to two or more Affiliated Funds), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv).

Upon such execution, delivery and any required consent, and recording in the Register from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder).  The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV, Exhibit V or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans and/or outstanding Tranche A Term Loans and/or Tranche B Term Loans, as the case may be, of the assignee and/or the assigning Lender.  Other than as provided in subsection 2.1A(iv) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii)           Acceptance by Administrative Agent; Recordation in Register.  Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv), Administrative Agent shall, if each of Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company.  Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).  No Assignment Agreement shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection 10.1B(ii).

(iii)          Consent by Company.  If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company agrees not to unreasonably withhold or delay giving its consent after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent).

(iv)          Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Company, the option to provide to Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such

Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary contained in this subsection 10.1B(iv), any SPC may (i) with notice to, but without the prior written consent of, Company and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This subsection 10.1B(iv) may not be amended without the written consent of the SPC.  An SPC shall not be entitled to the benefits of subsection 2.7 unless it complies with subsection 2.7B(iii) as though it were a Lender.

C.            Participations.  Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Subsidiaries) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) an extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation or (iii) an increase in the Commitment allocated to such participation.  Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender.  A Participant shall not be entitled (i) in the case of subsection 2.7, to the rights or benefits set forth thereunder unless Company is notified of the participation sold to such Participant and such Participant agrees for the benefit of Company, to comply with subsection 2.7B(iv) as though it were a Lender and (ii) in the case of subsections 2.6D, 2.7 and 10.4, to the rights or benefits set forth thereunder, unless such Participant provides written notice of its name and address to Administrative Agent for recordation in the Register.

D.            Pledges and Assignments.  Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E.             Information.  Each Lender may furnish any information concerning Holdings, Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F.             Agreements of Lenders.  Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans t; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

10.2                Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly:  (i) all reasonable and documented costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for Company (including any opinions reasonably requested by Administrative Agent or Lenders as to any legal matters arising hereunder (and customarily provided in such situations by nationally recognized law firms) and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents; (iii) all reasonable and documented fees, expenses and disbursements of counsel to Administrative Agent (but excluding costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; provided that in the event the initial Loans are not funded, Company’s Obligations under this clause shall not exceed $200,000; (iv) all costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable and documented fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all costs and expenses (including the reasonable and documented fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any appraisals provided for under subsection 4.2 or 6.9B and any environmental audits or reports provided for under subsection 6.9A; (vi) all costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral following the occurrence and during the continuance of an Event of Default; (vii) all other costs and expenses incurred by Administrative Agent in connection with any syndication of the Commitments prior to and for the first 90 days after the Closing Date; (viii) all costs and expenses, including reasonable attorneys’ fees (but excluding costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; provided that such costs and expenses shall not exceed $50,000 prior to the occurrence of an Event of Default without Company’s prior consent (such consent not to be unreasonably withheld); and (viii) all costs and expenses, including attorneys’ fees (but excluding costs of internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3                Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Agents and Lenders (including Issuing Lenders), and the officers, directors, trustees, employees, agents, advisors and Affiliates of Agents and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of, or breach of any Loan Document by, that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable documented fees and disbursements of counsel for Indemnitees  in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)) or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4                Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of the Lenders is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party due and payable to that Lender or to any other Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not that Lender shall have made any demand hereunder.

10.5                Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as Cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (a) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (b) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B.  Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6                Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided, that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(a)           each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce the principal amount of any

Loan, (2) postpone the scheduled final maturity date of any Loan, or postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan, (3) postpone the date on which any interest or any fees are payable, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default) excluding any decrease resulting from a change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee, (5) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit (other than any waiver of any increase in the fees applicable to any Letter of Credit pursuant to subsection 3.2), (6) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date (unless all unfunded risk participations with respect to any Letter of Credit are released by the Issuing Lender (in its sole discretion), in which case, the Issuing Lender may extend the stated expiration date of such Letter of Credit beyond the Revolving Commitment Termination Date), (7) extend the Revolving Commitment Termination Date or (8) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit;

(b)           each Lender, (1) change in any manner the definition of “Class” or the definition of “Pro Rata Share” or the definition of “Requisite Class Lenders” or the definition of “Requisite Lenders” (except for any changes resulting from an increase in the aggregate amount of the Commitments or Loans approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) increase the maximum duration of Interest Periods permitted hereunder, (4) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release Holdings or FTD, Inc. from its obligations under the Guaranty or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guaranty, in each case other than in accordance with the terms of the Loan Documents, or (5) change in any manner or waive the provisions contained in subsection 2.4D, subsection 8.1, subsection 10.5 or this subsection 10.6.

In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of subsection 2.1A(iv) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iii) of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit,

(iv) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, (v) of subsection 2.4 that alters the application of any mandatory or voluntary prepayment as between Classes without the written concurrence of Requisite Class Lenders of each Class that is being allocated a lesser amount of any such prepayment as a result thereof, provided that Requisite Lenders may waive, in whole or in part, any mandatory prepayment and Requisite Lenders (in addition to each Lender that thereby increases its Commitment) may increase the aggregate amount of the Commitments or Loans, in each case so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered, and (vi) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender.

Notwithstanding anything to the contrary in this subsection 10.6, in determining whether Requisite Lenders have consented to any amendment, modification, termination, waiver or consent, Loans held by United Online or its Subsidiaries shall be excluded from the calculation of Requisite Lenders, both in calculating the votes in favor of a particular matter and the aggregate Tranche A Term Loan Exposure, Tranche B Term Loan Exposure and Revolving Loan Exposure.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

In addition to the foregoing, Company may supplement the Schedules hereto as contemplated by this Agreement.

10.7                Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8                Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent, Swing Line Lender and any Issuing Lender shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.  Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1.  Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail; provided, however, that no signature with respect to any notice, request, agreement, waiver, amendment or other document that is intended to have binding effect may be sent by electronic mail.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders.  Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile or electronic mail document or signature.

Notwithstanding the foregoing, Company agrees that Administrative Agent may make any written material delivered by Company to Administrative Agent, as well as any amendments, waivers, consents and other written information, documents, instruments and other materials relating to Company, any of their respective Subsidiaries, or any other materials or matters relating to the Loan Documents or any of the transactions contemplated hereby that Administrative Agent is required or authorized pursuant to the terms hereof or of any Loan Document to provide to Lenders (collectively, the “Communications”) available to Lenders by posting such notices on a Platform; provided, however, that any Communications that Company deems to contain material non-public information (or to be otherwise unsuitable for posting on the Platform) and are identified in writing to Administrative Agent as such may also be designated in writing by Company as unauthorized for posting on a Platform and Administrative Agent will not so post such Communications.  Company acknowledges that (a) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (b) a Platform is provided “as is” and “as available” and (c) neither Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on a Platform.  Administrative Agent and its Affiliates expressly disclaim with respect to a Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on such Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with such Platform (other than losses, costs, expenses or liabilities resulting from Administrative

Agent’s gross negligence, willful misconduct or breach of the Loan Documents).  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Administrative Agent or any of its Affiliates in connection with any Platform.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that any Communication has been posted to a Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.  Each Lender agrees (1) to notify, on or before the date such Lender becomes a party to this Agreement, Administrative Agent in writing of such Lender’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lender) and (2) that any notice may be sent to such e-mail address.

10.9                Survival of Representations, Warranties and Agreements.

A.            All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B.            Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5, 10.18 and 10.19 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10         Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11         Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations.  To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12         Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13                 Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder except that Wells Fargo shall be obligated to fund any Defaulted Term Loans as described in subsection 2.1D.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect or consequential damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby except as a result of the Indemnitee’s gross negligence or willful misconduct or breach of any Loan Document.

10.14         Release of Security Interest or Guaranty.

Upon the sale or other disposition of any Collateral to any Person (other than a Loan Party) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than a Loan Party) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, Administrative Agent’s security interest in such Collateral or the Guaranty of such Subsidiary Guarantor, as applicable, shall be automatically released without any further act or action by Administrative Agent or the Lenders simultaneously with the consummation of such sale or other disposition.  Upon the sale or other disposition of any Collateral to any Person (other than a Loan Party) that is permitted by subsection 7.7(iv) or (v) or for which Requisite Lender consent is required, Company shall deliver to Administrative Agent an Officer’s Certificate (i) specifying the Collateral or Capital Stock to be sold or otherwise disposed of in the proposed transaction and (ii) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with such subsections or requesting the consent of Requisite Lenders to such sale.  If a Loan Party desires additional evidence of the release referenced in this subsection 10.14, upon delivery to Administrative of the Officer’s Certificate referenced in the preceding sentence, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Guaranty as may be reasonably requested by such Loan Party.

10.15         Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SUBSECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16                                                 Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17                                                 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)            ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)           WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)         AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV)         AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)          AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)         AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SUBSECTION 5-1402 OR OTHERWISE.

10.18         Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19         Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and agree to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Company or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company in writing of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.  In addition, from and after the Closing Date or the public disclosure of this Agreement by Company, Administrative Agent may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated or otherwise made available in electronic form) of its choice at its own expense.

10.20         Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.21         USA Patriot Act.

Each Lender hereby notifies Company that pursuant to the requirements of the Patriot Act , it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

UNOLA CORP.

By:	/s/ Mark R. Goldston
Title:	Chairman, President and Chief Executive Officer

Notice Address:
21301 Burbank Boulevard
5th Floor
Woodland Hills, CA 91367 - 6677

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
individually and as Administrative Agent

By:	/s/ Bradford E. Chambers
Title:	Senior Vice President & Manager

Notice Address:
333 South Grand Avenue, 9th Floor
MAC E2064-09C
Los Angeles, CA 90071
Attn: Brad Chambers

AMERICAN AGCREDIT, PCA

By:	/s/ Gary Van Schuyver
Name:	Gary Van Schuyver
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Travis J. Burns
Name:	Travis J. Burns
Title:	Senior Vice President

HSBC BANK USA, N.A.

By:	/s/ Molly Drennan
Name:	Molly Drennan
Title:	Vice President

ING (U.S.) CAPITAL CORPORATION

By:	/s/ Steven G. Fleenor
Name:	Steven G. Fleenor
Title:	Managing Director

FTD GROUP, INC.(1)

FTD Group, Inc. (“FTD”) shall have no obligations hereunder until the consummation of the Merger.  Prior to that time, the obligations of Company pursuant to this Agreement and the other Loan Documents shall be solely those of Acquisition Sub.  Upon consummation of the Merger, FTD shall (by delivery of this counterpart to Administrative Agent following consummation of the Merger) assume, and hereby assumes, all the obligations and other liabilities of Acquisition Sub under this Agreement and all references to Company contained in this Agreement and the other Loan Documents shall be deemed to refer to FTD.

FTD GROUP, INC.

By:
Title:

(1) To be executed and delivered by FTD Group, Inc. to Administrative Agent on the Closing Date.